EXHIBIT
10.88

ATC Healthcare Services, Inc.
a Staff Builders company

Franchise Agreement
                 ATC Healthcare Services, Inc.
                       Franchise Agreement


                        TABLE OF CONTENTS
                                                            Page

I.        GRANT OF FRANCHISE AND LICENSE....................  2

II.       TERRITORY.........................................  2

III.      INITIAL TERM; RENEWAL TERM........................  4

IV.       PAYMENTS TO FRANCHISOR............................  7

V.        BILLINGS, DEDUCTIONS AND REMITTANCES.............. 10

V-A.      CREDIT APPROVAL; DELINQUENT ACCOUNTS; COLLECTIONS. 13

VI.       PROPRIETARY MARKS................................. 16

VII.      CONFIDENTIAL OPERATING MANUALS.................... 18

VIII.     CONFIDENTIAL INFORMATION.......................... 19

IX.       ADVERTISING....................................... 19

X.        SITE SELECTION REQUIREMENTS AND ASSISTANCE........ 21

XI.       DUTIES OF FRANCHISOR.............................. 24

XII.      DUTIES OF FRANCHISEE.............................. 30

XIII.     RECORDS, AUDITS AND REPORTING REQUIREMENTS........ 41

XIV.      RELATIONSHIP OF THE PARTIES....................... 43

XV.       COVENANTS NOT TO COMPETE.......................... 44

XVI.      ASSIGNMENT; RIGHT OF FIRST REFUSAL................ 46

XVII.     TERMINATION....................................... 51

XVIII.    FURTHER OBLIGATIONS AND RIGHTS OF THE
          PARTIES UPON TERMINATION OR EXPIRATION............ 57

XIX.      WAIVER AND DELAY.................................. 60

XX.       FRANCHISORS RIGHT TO CURE DEFAULTS ............... 60

XXI.      INTEGRATION OF AGREEMENT.......................... 61

XXII.     NOTICES........................................... 61

XXIII.    MISCELLANEOUS..................................... 62

XXIV.     COSTS OF ENFORCEMENT.............................. 63

XXV.      LIABILITY OF MULTIPLE OWNERS --
          PERSONAL GUARANTEES............................... 63

XXVI.     SURVIVAL.......................................... 64

XXVII.    ACKNOWLEDGEMENTS.................................. 64

XXVIII.   SUBMISSION OF AGREEMENT........................... 66


EXHIBIT A -    FRANCHISED TERRITORY

ATC Healthcare Services, Inc.
Franchise Agreement


     THIS AGREEMENT is made and entered into this _____ day of ________________, 19___, between "ATC HEALTHCARE SERVICES, INC.", a Georgia corporation, with its principal office at 1983 Marcus Avenue, Lake Success, New York 11042 (hereinafter referred to as ATC, Franchisor or the Company) and ______________________ ________________________, whose principal address is

(hereinafter referred to as Franchisee).

W I T N E S S E T H:

     WHEREAS, Franchisor as a result of the expenditure of time, skill, effort and money has developed a unique and proprietary system for opening, operating and developing businesses (hereinafter ATC Healthcare Services Centers or Centers) specializing in providing temporary personnel services to the health care community, exclusive of home health care personnel and personnel for heavy or light industry and products and services related thereto; and, in general, a style, system and technique of business operation and procedure developed through and by reason of Franchisors business experience (hereinafter referred to as the ATC Healthcare Services System or the System);

     WHEREAS, Franchisor continues to expend time, skill and money to develop and integrate into the System new or substitute programs, procedures, systems, products and services;

     WHEREAS, Franchisor is the owner of certain trademarks, service marks, copyrights and logotypes, including (but not limited to) the mark ATC and such other trademarks, trade names, service marks, copyrights and logotypes as are now designated and may hereafter be designated by Franchisor for use in connection with businesses which it may own and operate and which it franchises to others to own and operate and products and services related thereto (such names, logotypes and marks hereinafter referred to as the Proprietary Marks);

     WHEREAS, Franchisor continues to develop, use and control the use of such Proprietary Marks in order to identify for the public the source of services and products marketed thereunder and to represent the high standards of quality associated with such services and products;


     WHEREAS, Franchisee desires to obtain a franchise to operate one (1) ATC Healthcare Services Center in the Territory defined and described below utilizing Franchisors Proprietary Marks and the System; and,

     WHEREAS, Franchisor desires to grant to Franchisee a franchise of the type specified in Section 1.01 hereof upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, IT IS AGREED AS FOLLOWS:


               I.  GRANT OF FRANCHISE AND LICENSE

1.01      Grant of Franchise

     Franchisor hereby grants to Franchisee, and Franchisee hereby accepts, the right to operate one (1) franchised ATC Healthcare Services Center, and to offer and sell temporary and permanent medical personnel services, programs, products and activities, exclusive of home health care personnel services and personnel services for heavy or light industry; and to use the System, as it may be changed, improved and further developed from time to time, in the Territory as defined hereafter in this Agreement and upon the terms and subject to the provisions of this Agreement and all documents ancillary hereto.

1.02      Grant of License

     Franchisor hereby grants to Franchisee, and Franchisee hereby accepts, a non-exclusive license to use Franchisors Proprietary Marks which pertain to the franchise contemplated herein and the System solely in connection with Franchisees operation of one (1) Center in the Territory described below, upon the terms and subject to the provisions of this Agreement and all documents ancillary hereto.


                         II.  TERRITORY

2.01      Territorial Grant

     Franchisee's right to engage in the business of establishing and operating a Center is restricted to the geographic area (the
Territory) delineated in Exhibit A to this Agreement.

     Franchisee may operate its Center at such permanent location(s) situated within the Territory as may be required or approved by Franchisor. As used herein, permanent location as (hereinafter defined) shall mean that location selected by Franchisee and approved by Franchisor from which the Franchisee shall operate its franchised business, and such Center satellites as shall be permitted under Section 10.04 hereof, continuously and without interruption throughout the term of this Agreement.

2.02      Franchisor Restrictions

     Franchisor agrees that, for so long as this Agreement is in effect, Franchisor will not, directly open a Company-owned Center of the type franchised hereunder or grant a license for the operation of a similar or competitive business within the Territory, except as provided hereafter in Section 2.04 of this Agreement.

2.03      Franchisee Acknowledgement

     Franchisee expressly acknowledges and understands that it shall be primarily obligated to develop and exploit its business within the Territory granted herein. Franchisee's recruitment activities are restricted to the Territory in accordance with the specifications set forth in the manuals.

2.04      Rights Reserved By Franchisor

               A.  General

     Franchisee expressly understands and agrees that Franchisor has the right, if it deems appropriate in its sole discretion:
to itself own and operate (outright, through contracts, joint-ventures or otherwise) Centers and other businesses outside of the Territory; to grant licenses and/or franchises for the operation of Centers and other businesses outside of the Territory as Franchisor determines; to offer and sell services and products within the Territory which do not comprise a part of the System and, in connection therewith, to exploit its Proprietary Marks, name, reputation and know-how; within the Territory to itself own, operate, and grant licenses or franchises for the operation of Centers and other businesses which offer and provide those categories of personnel services, programs and activities, and services and products related thereto, which are not embraced within the franchise conveyed hereunder (as specified in Section 1.01 of this Agreement), and, in connection therewith, Franchisor may use and exploit its Proprietary Marks, name, reputation and know-how and itself offer and sell within Franchisee's Territory those programs and services which this Agreement contemplates Franchisee will offer and sell upon the occurrence of certain contingencies or events set forth hereafter in this Agreement.

               B.  Mergers and Acquisitions

     Franchisee expressly understands and agrees that this Agreement contemplates that Franchisor may acquire, merge with, or be acquired by an entity which offers or sells within the Territory some or all of the services, programs and activities which this Agreement contemplates will be offered and sold by Franchisee, and that in connection therewith, no violation of this Agreement will have occurred, and Franchisee hereby expressly releases, waives and discharges any and all claims, causes of action, demands, or other rights which may be asserted or undertaken upon such occurrence.


                III.  INITIAL TERM; RENEWAL TERM

3.01      Initial Term  The initial term of this Franchise
Agreement (Initial Term) shall be ten (10) years commencing on the date of execution hereof unless sooner terminated in accordance with the provisions of this Agreement.

3.02 Renewal Terms If Franchisee shall have complied with the conditions for renewal set forth in Paragraph 3.03 below, Franchisee shall have the right, but not the obligation, to enter into renewal Franchise Agreements for two additional five (5) year terms (the Renewal Terms). The first Renewal Term shall commence on the expiration of the Initial Term, and the second Renewal Term shall commence on the date of expiration of the first Renewal Term.

3.03 Conditions Precedent to Renewal Franchisees right to enter into a renewal Franchise Agreement is contingent upon Franchisees fulfillment of the following conditions:

          (a) Upon Franchisees exercise of such right and at the commencement of any Renewal Term, Franchisee shall have fully performed all of its obligations under the Agreement.

          (b) Franchisee, prior to the commencement of any Renewal Term, shall satisfy: (i) Franchisors then-current standards applicable to the System; (ii) the requirements of the then-current Franchise Agreement and all other agreements ancillary thereto; and (iii) the standards set forth in Franchisors then-current Confidential Operations Manuals (the
Manuals).

          (c) Franchisee shall not be in default of any provision of this Agreement or any other agreement with Franchisor or any of its affiliates, subsidiaries, or designees, if any.

          (d) Franchisee shall have satisfied all monetary obligations to Franchisor and any of its affiliates, subsidiaries, and designees, if any, and shall have met such obligations in a timely and responsible manner throughout the Initial Term and any Renewal Term.

          (e) Prior to the commencement of the Renewal Term, Franchisee shall have refurbished, redesigned and/or remodelled its franchised business facility, and shall have provided for such upgrading and replacement of painting and decorating, lighting, equipment, signs, materials, inventory and furnishings, as Franchisor has reasonably specified in: (i) Franchisors then-current specifications for its franchised Center; (ii) the requirements set forth in Franchisor's then-current Franchise Agreement; and, (iii) Franchisor's Confidential Operating Manuals (the Manuals); and Franchisors reasonable judgment as to the condition, state of repair and general appearance of the Franchisees premises.

          (f) Franchisee shall have executed a general release, in form and substance satisfactory to Franchisor or its counsel, of any and all present as well as future claims against Franchisor and any of its affiliates, subsidiaries, and designees, and their respective officers, directors, shareholders, agents, contractors, and employees, in their corporate and individual capacities, arising out of or related to this Agreement (or any subsequent franchise agreement).

          (g)  Franchisee shall be in compliance with
Franchisors then-current qualification and training requirements as set forth in the Manuals or elsewhere.

          (h) There shall be no additional franchise fee paid upon commencement of the Renewal Term.

     Franchisee shall also have the right normally denominated a right of first refusal to purchase from the Franchisor a Staff Builders general personnel (or similarly designated) business in the territory granted hereunder at the purchase price initially established by the Franchisor for such a franchise. It should be understood, however, that the Franchisor has no present intention of creating or offering any general personnel franchise. Franchisor might never offer any such business opportunity.

3.04 Form and Manner of Renewal: If Franchisee wishes to exercise its right to enter into a renewal Franchise Agreement, it shall do so by executing Franchisors then-current form of the Franchise Agreement, which agreement shall supersede this Agreement and be modified to provide that Franchisee shall have no right to renew the franchise upon expiration of the Renewal Term. If upon the expiration of the Renewal Terms, the Franchisee wishes to continue to operate the Franchised Business for an additional term (the Additional Term), then, subject to Franchisors absolute discretion and in the manner prescribed by Franchisor, Franchisee may be permitted to enter into Franchisors then-current form of Franchise Agreement, provided that, at a minimum, Franchisee shall have fulfilled the conditions set forth in Paragraph 3.03 (a)-(h) hereof.

     The terms of the Renewal Agreement may differ from the terms of this Agreement or any prior Renewal Agreement, except that:
(i) the Territory conferred upon Franchisee hereunder shall remain the same; (ii) the right to renew the Renewal Agreement and any applicable Renewal Management Agreement(s) at the expiration of the Renewal Term shall be identical to that set forth herein; (iii) no additional initial franchise fee shall be imposed upon Franchisee; and, (iv) the royalties and any other fees imposed upon Franchisee upon renewal shall not be greater than those royalties and any other fees then imposed by Franchisor system-wide upon similarly situated franchisee's executing Franchisor's then-current Franchise Agreement.

     Franchisee shall exercise its right to renew for a Renewal
Term or an Additional Term in the following manner:

          (a) Not less than one hundred eighty (180) days but not more than two hundred forty (240) days prior to the expiration of the Initial Term (or any Renewal Term), Franchisee shall, by written notice, inform Franchisor of its intention to exercise its renewal right.

          (b)  Within sixty (60) days after receipt of
Franchisees request, if Franchisee has complied with all conditions precedent to renewal set forth above, Franchisor shall deliver to Franchisee a copy of its then-current Offering
Circular (including its then-current form of Franchise
Agreement), and within fifteen (15) business days from the receipt of same Franchisee shall, in writing, acknowledge the receipt thereof.

          (c) No sooner than ten (10) business days but no more than twenty (20) business days after Franchisee receives the then-current Offering Circular (including the then-current
Franchise Agreement), Franchisee shall, by written notice, notify
Franchisor as to whether or not he/she elects to execute
Franchisors then-current form of Franchise Agreement.

          (d) Promptly upon receipt of Franchisee's notice of its election to execute Franchisors then-current Franchise Agreement, Franchisor shall deliver to Franchisee three (3) copies of said agreement. Within fifteen (15) business days of receipt thereof, Franchisee shall execute three (3) copies of said agreement and return same to Franchisor.


          (e) If Franchisee shall fail to perform any of the acts or fail to deliver any of the notices required pursuant to the provisions of subsections (a), (b), (c) or (d) of this Paragraph 3.04 in a timely fashion, such failure shall be deemed an election by Franchisee not to renew, and such failure shall cause Franchisees renewal right to expire without further notice or action by Franchisor.

          (f) If Franchisee exercises its renewal right in the manner described above, and if on the date the Initial Term (or a Renewal Term) expires Franchisee has complied with all of the conditions set forth in Paragraph 3.03 hereof, Franchisor shall execute the renewal Franchise Agreement previously executed by Franchisee and shall, promptly after expiration of the Initial or a Renewal Term, deliver one (1) fully executed copy of the renewal Franchise Agreement to Franchisee.

3.05 Notice of Expiration: If applicable law requires that Franchisor give notice of expiration to Franchisee prior to the expiration of the Initial Term, this Agreement shall be deemed to remain in effect on a month-to-month basis until Franchisor has given to Franchisee that notice of expiration so required and the applicable period required to pass before the notice becomes effective shall have expired.


                   IV. PAYMENTS TO FRANCHISOR

4.01      Initial Fee

     As an Initial Fee, Franchisee shall pay to Franchisor the sum of Nineteen Thousand Five Hundred ($19,500) Dollars, which shall be due in full upon the execution of this Agreement by Franchisee. Staff Builders International, Inc., another company in Franchisors corporate family that offers a Home Health Care franchise, reserves the right to offer the franchise contemplated herein to its current franchisees for a reduced franchisee fee of Ten Thousand Dollars ($10,000), on such terms and conditions as it deems appropriate, on the condition that the territory of such franchise might not be of the same dimensions or size as the territory of the given franchisee's Home Health Care franchise. This Initial Fee shall be deemed fully earned when paid, and shall not be refundable in whole or in part except as follows:

     If Franchisor, in its sole and exclusive discretion determines that Franchisee (and/or its designated Center Manager, if any) has failed to successfully complete Franchisor's Initial Training Program (as provided for in Article XI Section 11.03) then this Agreement shall, at Franchisor's option, be deemed terminated and of no further force and effect, except as to the provisions of Article XVIII hereof which shall remain in full force and effect. Thereupon, Franchisor will refund to Franchisee seventy-five (75%) percent of the Initial Fee paid to Franchisor, provided that Franchisee has returned all materials given it, and will retain the balance thereof, to defray its expenses in connection with deferring its opportunity to offer and sell the franchise to another; furnishing (or attempting to furnish) Franchisors Initial Training Program; and rendering pre-opening assistance and services to Franchisee. Franchisor may, from time to time, under certain circumstances, and at its sole discretion, finance the initial franchise fee.

4.02 Definitions To Be Used In Connection With Calculation of Fees and Allocation of Gross Margin

     Gross Sales --      The total amount of all sales generated
                         by Franchisee's Center for personnel
                         services, and services and products
                         related to personnel services, whether
                         received in cash, in services, in kind
                         or on credit (and if on credit, whether
                         or not payment is received therefor),
                         including liquidated damages.

     Net Sales --        Gross Sales less the amount of all sales
                         taxes or similar taxes which, by law,
                         are chargeable to clients of Franchisee
                         (but only to the extent they have been
                         included), if such taxes are separately
                         stated when the client is charged and
                         paid to the appropriate taxing
                         authority, and the amount of any
                         authorized and documented credits, sales allowances, discounts and/or rebates given to clients by Franchisee in good faith and in accordance with provisions of this Agreement and Franchisors
                         Manuals.

     Direct Costs --     The wages actually paid to temporary
                         employees, plus any employment-related
                         or wage-related taxes, insurance and
                         fringe benefits (including, without
                         limitation, FICA, Workers Compensation,
                         health and hospitalization insurance;
                         fidelity bonding, liability insurance,
                         Unemployment Insurance and, if required,
                         Disability Insurance, vacation programs
                         and, if applicable, sick pay programs)
                         applicable to temporary employees.  Fees
                         to Independent Contractors (as defined
                         below) are Direct Costs.
     Independent
     Contractor --       A person who performs work assignments
                         as a self-employed, independent business person or free-lancer and has entered into an Independent Contractor Agreement with ATC. Such a person is responsible for withholding and remitting taxes to government agencies and is not entitled to any benefits.

4.03      A.T.C. Health Care Services --  Allocation of Gross
          Margin

     Franchisor is entitled to retain forty percent (40%) of Franchisee's Gross Margin arising from or relating to providing of personnel services including the provision of the services of Independent Contractors, defined and calculated as follows:

     Net Sales Minus Direct Costs Equals Gross Margin

4.04      Additional Products and Services Royalty

     Franchisor is entitled to retain a royalty equal to forty percent (40%) of all revenues received by Franchisor or Franchisee from, through, by or on account of Franchisee's rendition of services or sales of products not otherwise specified herein.

4.05      Commencement of Payment Obligations

     Except as herein expressly provided, all royalties and fees due hereunder shall begin accruing on the day that Franchisee commences operation of the franchised business and shall continue to be due during the entire term of this Agreement.
Commencement of operation of the franchised business is defined to be the first day that Franchisees franchised business is either opened for business, engages in any of the activities contemplated by this Agreement or offers of any of its services or products for sale.

4.06      Product and Service Purchase Payments

     As set forth in detail hereunder, and in Franchisor's Manuals and elsewhere, in order to provide personnel services of the highest quality and in the most professional, expeditious and cost-conscious manner, and in order to guarantee uniformity of concept and quality, Franchisee is required to purchase certain equipment, supplies and materials necessary to conduct the franchised business in accordance with the System.


4.07      Application of Funds

     If Franchisee is delinquent in the payment of any obligation to Franchisor, or under any other agreement with Franchisor, Franchisor shall have the right to deduct and remit to itself from Franchisee's share of Gross Margin and other funds due to Franchisee any such amounts, or to apply any payment made by Franchisee to the oldest obligation due.

4.08      Late Fees

     If any payment required to be made pursuant to this Agreement is not made when due, then Franchisor shall have the right to deduct the amount of such payment from Franchisees allocable share of Gross Margin and other amounts due Franchisee, and Franchisor shall be entitled to charge Franchisee interest on the outstanding payment (accruing from the date when such payment was first due) at a rate equal to two (2) points above the prime interest rate then in effect at Citibank, N.A., New York, New York or, if said rate is unavailable, the average of the prime rates then in effect at Chemical Bank and Morgan Guaranty Trust.


             V. BILLINGS, DEDUCTIONS AND REMITTANCES

                            PREAMBLE

     All payroll and billing activities related to Franchisees provision of personnel services shall be accomplished by Franchisor, based upon information submitted to Franchisor by Franchisee. Franchisor shall have the principal responsibility for credit and collection activities. Franchisor shall be the legal employer of temporary employees assigned or available for assignment to clients and shall be responsible for compensating such temporary employees (except in certain circumstances and in certain locations which may be specified from time to time in Franchisors Manuals).

     Franchisor will deduct from collections made by it all Direct Costs (as hereinabove defined) and its share of Gross Margin any fees, sums due for supplies, advertising and promotional materials, insurance, as a consequence of indemnification, or any other payment or amount due to Franchisor by Franchisee pursuant to this Agreement. Franchisor shall also remit to Franchisee Franchisees allocable share of Gross Margin and other amounts in accordance with the provisions of Articles IV and V of this Agreement.




5.01      Billings

          (a) Franchisor will alone conduct all billing activities related to Franchisees Center.

          (b) Franchisee shall not generate or otherwise create bills to be sent to any of its clients for any personnel services rendered or other services or products sold by Franchisee under this Agreement or any ancillary agreements.

          (c) Franchisee shall inform its clients that all payments are to be made directly to Franchisor.

          (d) Franchisee may not engage in any barter or exchange of services or products and shall not agree with any client to perform services for any consideration other than cash payable to Franchisor.

          (e) If any payment is made to the order of Franchisee which should have been made to the order of Franchisor, Franchisee shall promptly and properly endorse same in favor of Franchisor and deliver such payment(s) in their original form to Franchisor in accordance with the procedure set forth in the Manuals.

          (f) Franchisee shall not maintain any bank account under the name" Staff Builders", "Staf"f," Builders"," ATC" or any variant thereof, or any name confusingly similar thereto.

5.02      Business Reports

          (a) Franchisee agrees to forward to Franchisor either electronically or by overnight or express mail (as may be specified from time-to-time by the Franchisor) weekly reports of all activities of the Center franchised hereunder during the prior week in the form, content and on the day of the week specified by Franchisor.

          (b)  Franchisee hereby agrees to cause to be
transmitted or forwarded to Franchisor such reports in the order that they are received by Franchisor on the day of the week specified. Such reports shall contain all information which Franchisor requests and must be accompanied by the copies required by Franchisor of all related time sheets, job orders, sales and marketing reports, recruitment records and such other documents as Franchisor requests.

          (c) Franchisee expressly authorizes Franchisor to retrieve such information as it requires directly from Franchisee's computer, and Franchisee agrees to cooperate with Franchisor's retrieval of such information. Franchisee further agrees to maintain at all times printouts of all computerized records and make the same available to Franchisor upon request.

          (d) Franchisor reserves the right to change at any time the number, scope, format, content or time for submission of reports which Franchisee is required to send to Franchisor, whether manually or by computer interface.

5.03      Remittances to Franchisee; Deductions

          (a) During the Initial Term, Franchisor shall transmit to Franchisee within forty-five (45) days of the end of each month of the term hereof, a statement (the "Monthly Report") reporting all Gross Sales, deductions, additions and Gross Margin attributable to Franchisee for the preceding period and at such time furnish to Franchisor all of the information, reports and other items required to be furnished by Franchisee to Franchisor.

          (b) Concurrently with the submission of each such monthly report, Franchisor shall remit to Franchisee the full amount of Franchisees share of Gross Margin and any other monies due to Franchisee for the month covered by said Report.

          (c) Franchisor shall deduct from Franchisee's share of Gross Margin any other amounts due Franchisor as follows:

               1) the amount of charges against Franchisee arising from or related to any delinquent account (as provided for hereafter in this Agreement);

               2) any monies paid to temporary employees or otherwise by Franchisor which Franchisor shall subsequently determine to have been paid based upon forged or erroneous time sheets; fraudulent, erroneous or improper authorizations; for standby time (amounts paid to temporary employees for time not worked for a client; or for any reason not billable to a client; or for unconfirmed (as provided for in Manuals or otherwise) overtime paid to temporary employees;

               3) amounts refunded to a client through the exercise of any guarantee, or for any other reason.

          (d) Franchisor may also deduct from Franchisees monthly remittance of Gross Margin and other amounts due Franchisee any applicable outstanding franchise fees or royalties; other fees or expenses due under this Agreement; invoices for purchases by Franchisee of equipment, supplies, promotional materials or advertising including telephone directory advertising; any sums due to Franchisor for any other debts or obligations of Franchisee; any amounts Franchisor reasonably determines are necessary to secure itself pursuant to the indemnification provisions of this Agreement; any amounts Franchisor expends to purchase bonding and insurance pursuant to this Agreement (if Franchisee has failed to do so); and any amounts required to escrow or pay Franchisee's payroll taxes, other taxes, local licenses, permits and/or fees and employee deductions and benefits (if Franchisee has failed to do so).

          (e) If at any time, upon making applicable deductions from amounts due Franchisee from its share of Gross Margin and any other monies due to Franchisee, a condition exists which creates a balance owed to Franchisor by Franchisee, then said balance must be tendered to Franchisor and received by it within twenty (20) days of Franchisee's receipt of (or the first attempted delivery to Franchisee of) the aforementioned Monthly Report. Franchisee acknowledges that failure to tender such balance owed to Franchisor within the above time limit shall constitute a material breach of this Agreement.


     V-A. CREDIT APPROVAL; DELINQUENT ACCOUNTS; COLLECTIONS

5-A.01    Credit

     Prior to opening or establishing any new account, Franchisee shall request from Franchisor's Credit Department credit approval and credit limits for each such new account pursuant to the procedures set forth in Franchisor's Manuals. Franchisee agrees to strictly adhere to Franchisors credit approval policies and procedures (as described in the Manuals) and other pertinent systems, procedures and policies pertaining to the granting of credit to clients of Franchisee. It is anticipated that, from time to time, Franchisor will be called upon by Franchisee to provide financing, directly or indirectly, for payroll funding, employee leasing programs or similar programs that will require the Franchisor to make a substantial financial commitment. In such event, Franchisor shall have the right to evaluate each such program from the standpoint of creditworthiness and the most efficient deployment of its own resources, given the variety of opportunities available to use such resources at any particular time. Franchisor shall be free to exercise its absolute discretion in deciding whether or not to participate in any such proposed program.

5-A.02    Delinquent Accounts -- Collection

     An invoice for temporary personnel services shall be deemed "delinquent" if it remains unpaid in whole or in part for ninety
(90) days after its date and as indicated on Franchisees Trial Balance Aging Report (a reporting form required in the Manual), and an invoice for permanent placement shall be deemed delinquent if it remains unpaid in whole or in part ten (10) days beyond the payment date agreed to by the client (it being understood by the Franchisee that the Franchisors normal payment terms are net cash ten (10) days after start date and that any extension of time requires the approval of Franchisor), or if Franchisor, following collection efforts or upon its receipt of an updated credit report, deems such invoice(s) to be delinquent in its sole and exclusive discretion. Franchisee hereby acknowledges that it is the policy of the Franchisor to cancel any guarantee given to a client who is delinquent in the payment of any fee due for a particular placement.

     Franchisor hereby assumes responsibility to conduct collection efforts from the time an invoice is generated until it is either collected or deemed to be uncollectible by Franchisor. Franchisee hereby agrees to cooperate fully with Franchisor in connection with Franchisors collection activities. Franchisee understands and agrees that Franchisor shall have the right to pursue whatever collection activities Franchisor alone deems appropriate and further agrees that Franchisor has the right to negotiate or settle any such delinquent invoices in any fashion which Franchisor determines. Finally, Franchisee understands and agrees that Franchisor may determine not to pursue any collection activities regarding any particular account or invoice whatsoever, and Franchisor's decision with regard thereto shall be final.

     If Franchisor deems a delinquent invoice to be uncollectible, Franchisor may furnish to Franchisee a copy of such invoice(s) or a written or computer-generated report relating thereto. Upon receipt thereof, Franchisee may, with the cooperation and assistance of Franchisor, institute subsequent and further collection proceedings. Franchisee agrees to deliver to Franchisor copies of all correspondence, litigation documents, settlements and releases arising from or relating to any attempts by Franchisee to collect such unpaid amounts from its clients. The proceeds of all collections are the property of Franchisor, regardless of Franchisee's assistance in obtaining such collections.

5-A.03    Delinquent Accounts -- Allocation of Loss

     1. Allocation of Loss: If Franchisee has strictly adhered to Franchisor's credit approval policies and procedures and other pertinent procedures set forth in Franchisor's Manuals, and Franchisee has furnished to Franchisor all of the assistance, reports and properly prepared documentation requested by Franchisor, then Franchisee's liability for a delinquent invoice after ninety (90) days shall be limited to fifty (50%) percent of the sale amount attributable to said delinquent invoice.

     If Franchisee has not strictly adhered to Franchisor's credit approval policies and procedures and other pertinent procedures set forth in Franchisor's Manuals, then Franchisee shall be liable for one hundred (100%) percent of the sale amount attributable to said delinquent invoice(s).

     In either instance, Franchisee authorizes Franchisor to remit to itself from collections made by Franchisor for Franchisee, and from Franchisee's applicable allocation of Gross
Margin or other income, the amount(s) due to Franchisor by reason of such delinquent invoice(s).

     2. Other: If Franchisee has strictly adhered to Franchisor's credit approval policies and procedures, other pertinent procedures set forth in Franchisor's Manuals and the product or service in question is either an authorized product or service of the Franchisor or a normal part of providing its services, including, but not necessarily limited to, such expenses as reimbursement for travel, supplies, duplicating and rent for temporary workspace, and provided that Franchisee has furnished to Franchisor all of the assistance, reports and properly prepared documentation requested by Franchisor, then Franchisee's liability for a delinquent invoice for such other product or service shall be limited to fifty (50%) percent of the sale amount attributable to said delinquent invoice.

     If Franchisee has not strictly adhered to Franchisor's credit approval policies and procedures and other pertinent procedures set forth in Franchisor's Manuals, or such product or service is not an authorized product or service of Franchisor or a normal part of providing services, then Franchisee shall be liable for one hundred (100%) percent of the cost attributable to said delinquent invoice(s). Franchisee authorizes Franchisor to remit to itself from collections made by Franchisor for Franchisee and from Franchisee's applicable allocation of Gross Margin or other income, the amount(s) due to Franchisor by reason of such delinquent invoice(s). In making such allocations, Franchisor shall deduct any Gross Margin or other income previously paid to or retained by Franchisor arising from or related to the delinquent invoice(s).

5-A.04    Deficit Accounts

     In the event Franchisee assigns a temporary employee or places a permanent employment candidate and the Direct Costs related to such assignment or placement exceed the Net Sales derived therefrom, Franchisee shall assume the entire deficit from such transaction.

5-A.05    Collection of Previously Delinquent Accounts

     Any amounts collected after an account has been deemed to be delinquent or uncollectible shall be divided equally between Franchisee and Franchisor, after deduction and reimbursment to the party incurring the expenses connected with collection efforts.


                     VI.  PROPRIETARY MARKS

6.01 Non-Ownership of Trademarks, Trade Names and Copyrighted Material by Franchisee: The non-exclusive license granted in Paragraph 1.02 hereof does not grant Franchisee any right, title or interest, at law or in equity, in or to any of Franchisor's Proprietary Marks, trade names or copyrighted materials, except as provided by said license. Further, such license applies only to those Proprietary Marks, trade names and copyrighted materials which have been, or may be, designated in writing by Franchisor for use by Franchisee in conjunction with the operation of the franchise granted hereby. Franchisee shall not represent to others, or conduct him or herself in any manner that might indicate to others, that he or she possesses any other legal or equitable rights in Franchisor's Proprietary Marks, trade names or copyrighted materials by virtue of the license granted hereunder.

6.02 Acts in Derogation of the Proprietary Marks, Trade Names and Copyrighted Materials: Franchisee shall not commit or permit any act in derogation of any of the rights of Franchisor to its Proprietary Marks, trade names and copyrighted materials.

6.03      Prohibition Against Disputing Franchisor's Rights:
Franchisee shall not contest or dispute Franchisor's title to the Proprietary Marks, trade names or copyrighted materials.

6.04      Use of the Proprietary Marks, Trade Names and
Copyrighted Materials: Franchisee shall use and display the Proprietary Marks and trade names and use the copyrighted materials in accordance with the specifications set forth in the Manual.

6.05 Franchisee's Trade Name: Franchisee shall not use Franchisor's Proprietary Marks, trade names or copyrighted materials, or any words, symbols or materials which Franchisor deems confusingly similar thereto, in its trade name. Specifically, Franchisee shall not use "Staff Builders," "Staff", "Builders", "ATC", or any variant thereof as part of its trade name.


6.06 Franchisee's Bank Accounts: Franchisee shall not use Franchisor's Proprietary Marks, trade names or copyrighted materials, or any words, symbols or materials which Franchisor deems confusingly similar thereto, on its bank accounts or on its checks. Specifically, Franchisee shall not use "Staff Builders," "Staff", "Builders", "ATC" or any variant thereof in connection with its banking activities.

6.07 Telephone Listing: Franchisee agrees that, after the expiration or termination of this Agreement, Franchisee shall discontinue the use of the telephone number(s) of the Franchised Business and shall not advertise in any telephone directory under the name "Staff Builders", "ATC", or any other name used by the System. Alternatively or additionally, as the case may be, upon demand of the Franchisor, Franchisee shall direct its local telephone company to transfer such telephone number(s) to Franchisor or its designee. If Franchisee fails promptly to direct its telecommunications vendor(s) to effect such transfer, Franchisee hereby irrevocably appoints Franchisor as his attorney-in-fact so to act.

6.08 Defense of Proprietary Marks, Trade Names and Copyrighted Materials by Franchisor: If Franchisee receives notice of, or learns of any actual or potential claim, suit or demand that has been or may be asserted against him or her or Franchisor involving any alleged infringement, unfair competition, or similar matter relating to the use of the Proprietary Marks, trade names or copyrighted materials, Franchisee shall promptly notify Franchisor of any such actual or potential claim, suit or demand. Thereupon, Franchisor shall promptly take such action as it may deem necessary to address any such claim. Franchisor shall have the sole right to defend, compromise or settle any such claim, using attorneys of its own choosing, and Franchisee agrees to cooperate fully with Franchisor in connection with the defense of any such claim. Franchisor shall protect, defend and indemnify Franchisee in connection with such claim unless the claim, suit or demand arises out of or relates to Franchisee's use of the Proprietary Marks, trade names and copyrighted materials in violation of this Agreement, the Manual or otherwise.

6.09 Prosecution of Infringers: If Franchisee learns of any unauthorized use of the Proprietary Marks, trade names or copyrighted materials or any variant thereof, Franchisee shall promptly notify Franchisor of the facts relating to such alleged infringing use. Franchisor shall, in its discretion, determine whether or not to take any action with respect to such information. Franchisee shall have no right to take any action with respect to any unauthorized use of the Proprietary Marks, trade names or copyrighted materials.

6.10      Discontinuation or Substitution of Proprietary Marks:
Franchisor reserves the right to modify, discontinue or substitute the use of any mark, name, symbol or other corporate identification. In such case, Franchisee shall conform his or her use of such identification as directed by Franchisor. Thereupon, Franchisor's sole obligation shall be to reimburse Franchisee for the documented tangible costs of compliance with Franchisor's direction.


              VII.  CONFIDENTIAL OPERATING MANUALS

7.01      Loan of Manuals

     1. Franchisor shall lend Franchisee one (1) copy of the Manuals upon the execution of this Agreement. Franchisee shall conduct the operation of his or her Center in strict accordance with the Manuals.

     2. The Manuals shall remain the property of Franchisor. Franchisee shall treat the Manuals as confidential. Franchisee shall not copy, duplicate, or otherwise reproduce the Manuals nor otherwise make the Manuals available to any non-management personnel. Upon the expiration or other termination of this Agreement, Franchisee shall return the Manuals to the Franchisor.

     3. Franchisee shall ensure that his or her copy of the Manuals is kept current. In the event of any dispute as to Franchisee's compliance with the provisions of the Manuals, the master copy of the Manuals maintained by Franchisor shall be controlling.

     4. Franchisee shall conduct the operation of its Center in strict compliance with Franchisor's operational systems, procedures, policies, methods and requirements as prescribed from time to time in the Manuals and in any supplemental bulletins and notices, revisions, modifications, or amendments thereto, all of which shall be deemed a part thereof.

     5. Franchisee agrees to immediately adopt and use the programs, services, methods, standards, policies and procedures set forth in the Manuals, as same may be modified by Franchisor from time to time. Franchisee acknowledges that Franchisor is the owner of all proprietary rights in and to the System, the Manuals and all Supplements to the Manuals.


                VIII.   CONFIDENTIAL INFORMATION

8.01      Restriction on Use of Confidential Information

     Franchisee shall not, during the term of this Agreement or at any time thereafter, communicate, divulge or use for the benefit of any other person, persons, partnership, association, corporation or entity any of the confidential information, knowledge or know-how concerning the systems of operation; services; products; procedures; policies; standards; techniques; criteria; employees; employee lists; candidates for employment; applicants for employment (including applications and resumes); records pertaining to orders, clients, or billing; job orders; time sheets; recruitment advertising "pseudonyms"; or, clients of the Center or the System which may be communicated to Franchisee. Franchisee and its Manager (if any), who are required to successfully complete the Training Program, shall divulge only such confidential information and only to such of its employees as must have access to it in order to participate in the operation of the franchised business, and Franchisee shall take those precautions as shall be necessary to insure that its employees retain such information in confidence, including the execution by each such employee of Franchisor's Agreement Pertaining to Restrictions on the Use of Confidential Information/Covenant Not to Compete or a similar agreement prior to the commencement of employment. Franchisee shall submit copies of all such executed Agreements for receipt by Franchisor within ten (10) days of the commencement of employment of any employee.

     Any and all information, knowledge, know-how, techniques, lists and other information which Franchisor designates as confidential shall be deemed confidential for purposes of this Agreement, except information which Franchisee can demonstrate came to its attention prior to disclosure thereof by Franchisor or which, at or after the time of disclosure by Franchisor to Franchisee, had become or becomes a part of the public domain through publication or communication by others.


                        IX.  ADVERTISING

9.01      Advertising Standards

     Franchisee shall only use such advertising, identification and promotional materials and programs which have been furnished by Franchisor or, alternatively, have been approved in writing in advance by Franchisor.

     All advertising by Franchisee which utilizes the Proprietary Marks or refers in any way to the franchised business, regardless of medium, shall be conducted in a dignified manner and shall conform to such standards, specifications and requirements as Franchisor may specify from time to time in writing in its Manuals or otherwise.

9.02      Client Grand Opening Advertising

     Within thirty (30) days following the commencement of operation of Franchisee's Center, unless otherwise agreed to by Franchisee and Franchisor, Franchisor shall assist Franchisee in conducting a grand opening advertising and sales promotion campaign. In connection therewith, Franchisor and Franchisee shall expend a minimum of One Thousand ($1,000) Dollars each in value of goods or services on local advertising, publicity, sales promotion, services and items of such categories and nature as Franchisor shall designate or as Franchisor may, in its sole discretion, approve upon request of Franchisee, which approval shall not be unreasonably withheld.

9.03      Advertising Materials

     Franchisor may, from time to time, develop advertising and sales promotion campaigns, materials and merchandising techniques. If Franchisee determines to procure from Franchisor any such advertising materials, then Franchisee shall pay Franchisor for any such materials purchased on such terms and at such times as Franchisor sets forth at the time of offer or sale. Franchisee agrees that one method of payment for such materials which may be selected by Franchisor is deduction by Franchisor of the purchase price of said materials from that portion of Franchisee's Gross Margin or other income which otherwise would be remitted to Franchisee by Franchisor.

9.04      Local Advertising

     Franchisee is obligated to expend, on an annual basis, the greater of one (1%) percent of its previous year's Gross Sales or Twelve Thousand ($12,000) Dollars on local advertising and promotion of its Center. All local advertising shall be conducted in accordance with the specifications and standards set forth in Franchisor's Manuals.

     Franchisee shall furnish Franchisor, in conjunction with the submission of the annual financial statement required by Section
13.01, an accurate accounting of all expenditures for local advertising made in a calendar year.

     Franchisee shall be entitled to a credit against its minimum local advertising requirement for contributions made to an advertising cooperative but shall not be entitled to any offset or credit for the placement of Yellow Pages/White Pages advertisements.

9.05      Telephones; Yellow/White Page Advertising

     Franchisee agrees to maintain a business telephone with at least four (4) telephone lines, and to list its Center in the "White Pages" directories (alphabetic directory) serving Franchisee's Territory and advertise its Center continually in the "Yellow Pages" under headings designated by Franchisor, using designs and art work furnished at no additional charge by Franchisor. The procedures and requirements for the placement and content of "Yellow Pages" advertisements are set forth in Franchisor's Manuals.


         X.  SITE SELECTION REQUIREMENTS AND ASSISTANCE

10.01     Franchised Location

     Franchisee shall operate its Center at such permanent location(s) and such satellite location(s) as may be required or approved by Franchisor. As used herein, "permanent location" shall mean that location within the Territory selected by Franchisee and approved by Franchisor from which Franchisee shall operate its Center and/or satellites, as permitted or approved of by Franchisor, continuously and without interruption throughout the term of this Agreement.

     Upon the execution of this Agreement, Franchisor shall furnish to Franchisee certain materials which Franchisee may use to assist itself in selecting an appropriate permanent location for the franchised business.

     Franchisee agrees to use its best efforts to find an acceptable permanent location for its Center within the Territory utilizing its own resources, skills and know-how and the foregoing materials, and to follow all procedures, techniques and requirements set forth by Franchisor in its Site Selection Handbook or otherwise. Said location shall be subject to prior written approval of Franchisor, whose determination in this regard shall be final.

     As a condition precedent to approving any permanent location proposed by Franchisee, Franchisor may require Franchisee to submit to it site analyses, maps, completed checklists, photographs, copies of proposed leases, diagrams of the premises with measurements and such further information and materials as Franchisor may reasonably require to evaluate Franchisee's proposed permanent location, and Franchisor may further conduct an on-site inspection of the proposed permanent location (at Franchisor's sole cost and expense).

     Franchisee acknowledges that Franchisor's suggestions and its exercise of its rights of inspection and/or approval provided for in this Agreement shall in no way give rise to any liability of Franchisor with regard to the viability of the permanent location, nor shall same be construed as any express or implied warranty of Franchisor regarding the viability, satisfactory nature or profitability of said permanent location.

     It is of the essence of this Agreement that Franchisee secure such a permanent location approved by Franchisor and execute a lease for its permanent location within three (3) months following the date of execution of this Agreement by Franchisor. In the event that a permanent location is not secured, this Agreement may be terminated by Franchisor and all funds paid by Franchisee to Franchisor shall be deemed earned by Franchisor, with the exception that Franchisor shall return to Franchisee seventy-five (75%) percent of the Initial Fee which Franchisee paid to acquire the franchise (fifty [50%] percent if Franchisor has furnished its Initial Training Program to Franchisee) provided that Franchisee has returned all materials given it, and this Agreement will thereafter be null and void (except for those post-termination and post-expiration obligations of this Agreement, which by their terms shall remain binding).

10.02     Location Lease

          (a) Upon the written approval of Franchisor of a proposed permanent location for the operation of the Center, Franchisee shall deliver to Franchisor a copy of any lease proposed to be entered into for that location, or any other documents proposed to be executed by Franchisee in connection with the lease of such location. Any such lease, sublease or other rental agreement is subject to Franchisor's prior written approval.

          (b) Any and all leases, subleases or other agreements entered into by Franchisee to secure the permanent location must, at a minimum, contain provisions in form acceptable to Franchisor which provide that:

     1. Franchisee shall neither create nor purport to create any obligations on behalf of Franchisor, nor grant or purport to grant to the landlord thereunder any rights against Franchisor, nor agree to any other term, condition, or covenant which is inconsistent with any provision of this Franchise Agreement.

     2. In the event of expiration or termination of this Agreement (or the lease) for any reason whatsoever, Franchisor shall have the option for thirty (30) days to assume, subject to paragraph b(5) below, the obligations of and replace Franchisee as the lessee under said lease, and at any time thereafter to reassign the lease to another franchisee;

     3. The lessor (or sublessor) and Franchisee will furnish to Franchisor written notice specifying any default and the method of curing any such default under any such lease, and shall allow Franchisor thirty (30) days after receipt thereof to cure such defaults (except that if default is in the nature of non-payment of rent, Franchisor shall have fifteen [15] days from receipt of such notice to cure said default) and exercise its option to succeed to Franchisee's interest in such lease;

     4. The lessor (or sublessor) and Franchisee will accept Franchisor as a substitute tenant under the terms and provisions of the lease upon notice from Franchisor that it is exercising its option to succeed to the interest of Franchisee in such lease;

     5. The lessor (or sublessor) and Franchisee acknowledge that Franchisee and Franchisee alone is responsible for all debts, payments and performances due prior to the time that Franchisor is given actual possession of the premises pursuant to its rights hereunder;

     6. Any such lease, sublease or other rental arrangement must explicitly permit Franchisee to display the Franchisor's standard signage relating to the Center; and,

     7. Any lease entered into by Franchisee shall provide that it may not be modified or amended without Franchisor's prior written consent, and Franchisor shall be promptly provided with copies of all such proposed modifications or amendments and, when executed, true and correct copies of such executed modifications or amendments.

          (c) Notwithstanding any of the provisions set forth herein or elsewhere in this Agreement, it shall be the sole responsibility of Franchisee to seek and obtain the approval, consent or license of any governmental or quasi-governmental authority required to enable Franchisee to lawfully operate the Center, unless Franchisor is itself required to obtain such approval, consent or license.

10.03     Relocation of The Franchised Business

     Franchisee shall not relocate its Center to another location without the prior written approval of Franchisor. In connection therewith Franchisor may, at its option, conduct an on-site inspection of the proposed location, and Franchisee shall pay to Franchisor a reasonable per diem charge for each employee of Franchisor involved and reimburse all out-of-pocket expenses incurred by Franchisor (including, without limitation, the cost of travel, room and board) in conducting such on-site inspections.

10.04     Center Satellites

     Franchisee may, in accordance with the procedures as specified by Franchisor in its Manuals and with Franchisor's approval, open and operate one or more ATC Healthcare Services Center Satellites located within the Territory. Franchisee may be permitted to engage in certain of the business activities contemplated by this Agreement; however, certain activities (as set forth in the Manual) are expressly prohibited from being engaged in, performed at or discharged from a Satellite Center.


                    XI.  DUTIES OF FRANCHISOR

11.01     Confidential Operating Manuals

     As provided for above, Franchisor shall lend and deliver to Franchisee one (1) copy of Franchisor's Confidential Operating
Manuals during the course of Franchisor's Initial Training
Program (as described hereafter).

11.02     Method of Operation

     In addition to any other training provided for herein, Franchisor shall from time to time furnish to Franchisee such information, instructions, techniques, data, instructional materials, forms, computer hardware or software and other operational developments pertaining to the offer, sale and administration of the System's programs, services and products, and other products and services related thereto, as may be developed by Franchisor from time to time in connection with its operation of the System.

11.03     Training and Supervision

          (a) Subsequent to Franchisee's securing a location for its Center and prior to the opening of Franchisee's Center, Franchisor will offer and Franchisee will be required to attend and successfully complete an Initial Training Program (the "Initial Training Program") of such duration as Franchisor shall determine and at such location(s) as Franchisor shall designate.

          (b) Franchisor shall notify Franchisee concerning the date of commencement, location and duration of the applicable
Initial Training Program which Franchisee will be required to attend and successfully complete.

          (c) If Franchisor shall reasonably conclude that Franchisee has failed to successfully complete Franchisor's Initial Training Program, Franchisee shall be entitled to re-enroll in Franchisor's next scheduled Initial Training Program at no additional charge. Franchisee expressly agrees that Franchisor may terminate this Agreement if, following Franchisee's Initial Training Program (including re-enrollment training as provided for in the sentence immediately preceding), Franchisor in its sole and exclusive discretion determines that Franchisee has failed to successfully complete Franchisor's Initial Training Program, whereupon all funds paid by Franchisee to Franchisor hereunder shall be deemed earned by Franchisor, with the exception that Franchisor shall return to Franchisee seventy-five (75%) percent of the Initial Fee which Franchisee paid to acquire the franchise once Franchisee has returned all materials given it, and this Agreement will thereafter be null and void (except for those post-termination and post-expiration obligations contained herein which, by their nature, will survive in full force and effect).

          (d) If Franchisee elects to designate a Center Manager to assume and discharge the day-to-day management activities and functions for the franchised business, then its duty to successfully complete the Initial Training Program shall be discharged by such designated Center Manager. Further, any Center Manager hired by Franchisee subsequent to the commencement of operation of Franchisee's Center must likewise successfully complete Franchisor's next scheduled Initial Training Program in accordance with the procedures set forth in Franchisor's Manuals, or otherwise.

          (e) Franchisor will impose no additional charge for furnishing its Initial Training Program to Franchisee.
Franchisor will pay no compensation for any services that may be performed incidental to training by trainees enrolled in Franchisor's Initial Training Program or any subsequent training. Franchisee shall pay all expenses incurred by its trainees in connection with and during all such training, including, but not limited to, transportation costs, meals, lodging and other living expenses.

          (f) Franchisor reserves the sole and exclusive right to determine the duration of, and which subjects are to be included, in the curriculum of its Training Programs, and to train any number of individuals from any number of Centers, whether franchised or otherwise affiliated with Franchisor, at the same time.

          (g) At no charge, Franchisor shall furnish to Franchisee, within ninety (90) days from the commencement of operation of Franchisee's Center, the services of a representative(s) of Franchisor for an aggregate of three (3) working days, during which period said Franchisor representative shall provide training, consultation and assistance to Franchisee and its staff pertaining to the operation and management of Franchisee's Center.

          (h) Further, during each year thereafter Franchisor shall dispatch a representative to visit Franchisee's Center for a minimum of one (1) day, to conduct an on-site review of the operations, management, sales activities and physical appearance of Franchisee's Center, and to render consultation in connection therewith. All expenses connected with such visits, scheduled by Franchisor at its convenience, shall be borne by Franchisor exclusively.

     Franchisee may request additional on-site reviews at any time, so long as such requests are communicated to Franchisor in accordance with those guidelines specified in Franchisor's Manuals. Franchisor will impose no fee or charge for such additional on-site visits, provided that such visits consume no more than a total of six (6) days per calendar year. For each day of such on-site visits in excess of six (6) days per calendar year, Franchisor may impose a fee as forth in Franchisor's Manuals.

          (i) In addition to the foregoing, following the commencement of operation of Franchisee's Center, Franchisor shall furnish to Franchisee certain consultation services which may include the rendering of advice with respect to any or all programs, procedures, guidelines, systems, specifications or techniques pertaining to the operation of Franchisee's Center.

          (j) Franchisor shall provide such additional assistance and training as Franchisor deems advisable in connection with operation of the Center, on such terms and conditions as Franchisor determines and sets forth in its Manuals, or otherwise.

11.05     On-Going Training

     Franchisor will, from time to time, conduct sales, marketing and operations training programs to provide Franchisee and its staff with continued training pertaining to the marketing of the services and the operation of the Center.

     In addition to the foregoing, Franchisor may, at its option, from time-to-time, conduct an annual conference or convention. The duration, curriculum and location of any training provided by the Franchisor shall be determined by Franchisor in its sole and exclusive discretion.

     Franchisee and its Center Manager (if any) shall be required to attend at their cost and expense, a minimum of one training program annually.

11.06     Required Center Equipment; Layout and Design

     Following Franchisee's execution of an acceptable lease for its permanent location, Franchisor shall furnish to Franchisee specifications (based upon a diagram of the premises with accurate measurements provided by Franchisee in accordance with Franchisor's specifications) which may set forth drawings, specifications, designs, advice and criteria pertaining to the layout, design, telephone system, furnishing, equipping, lighting and traffic flow of a Center.

     Franchisee shall, in all respects, and at its sole expense
(except for work done at landlord's expense) comply with such advice, specifications and criteria unless Franchisor shall, in writing, agree to modifications thereof.

     If Franchisor shall request, Franchisee shall immediately furnish to Franchisor: the names and addresses of any contractor, subcontractor and/or vendor to be involved in such construction, furnishing or design activities; copies of all permits, licenses, contractors' liability insurance certificates or other items required for the lawful construction, equipping and operation of the franchised Center; and copies of all construction contracts and documents, and originals of all lien waivers, as Franchisor may require.

11.07     Promotional and Advertising Materials; Forms

     Prior to, or within sixty (60) days of the commencement of operations of the franchised business, Franchisor shall furnish to Franchisee, at no additional charge, an opening inventory of advertising and promotional materials and forms (in such quantities as Franchisor determines). Thereafter, Franchisor shall make available for sale certain advertising and promotional materials at such prices as may be set forth in the Manuals.

11.08     Accounting Systems

     Franchisor may specify the accounting procedures, systems and formats to be utilized by Franchisee in the operation of Franchisee's Center.

11.09     Sources of Supply

     Certain products, supplies, equipment, materials and services required for the operation of the Center franchised hereby must be purchased by Franchisee only from suppliers designated or approved in writing by Franchisor, or from suppliers selected by Franchisee and approved by Franchisor, as specified in Franchisor's Manuals. Franchisor may offer and sell on a non-exclusive basis some or all of such products, services, supplies, equipment and materials. Payments for any products or services purchased from Franchisor (or a subsidiary, affiliate or designee thereof) by Franchisee shall be tendered to Franchisor (or its subsidiary, affiliate or designee, as appropriate) or, at Franchisor's option, deducted from Franchisee's share of Gross Margin and other amounts due Franchisee.

     Franchisor will exercise its right of approval of suppliers selected by Franchisee in accordance with procedures set forth in the Manuals.

     Franchisor shall, at all times during the term of this Agreement, endeavor to maintain a continuing source or sources of supply of those non-proprietary products and services which are required to be procured by Franchisee hereunder.

     Specifications governing the minimum standards of such independently obtained products or services may, from time-to-time, be forthcoming from Franchisor and communicated to Franchisee in the Company's Manuals.

     Franchisor (or its subsidiary, affiliate or designee) may offer and sell to Franchisee any and all such non-proprietary products and services at such prices as Franchisor (or its subsidiary, affiliate or designee) shall, in its sole and exclusive discretion, determine. It is expressly understood that Franchisor reserves the right to earn a profit from the sale to Franchisee of such non-proprietary goods and services.
Franchisee is under no obligation to purchase any such non-proprietary products or services from Franchisor.

11.10     Staffing of Franchisee's
          ATC Healthcare Services Center

     Franchisor shall furnish to Franchisee specifications, requirements and restrictions pertaining to the management and administrative staffing of Franchisee's Center, and the selection, hiring and training of the Center's personnel.

11.11     Temporary Employees

     Franchisor shall be the legal employer of the franchised
Center's temporary employees as set forth in Article V of this Agreement, except as otherwise specified in Franchisor's Manuals.

11.12     Pricing

          (a) Temporary Personnel Placement: From time to time, and particularly whenever there is a change in mandatory taxes, benefits or the economy which will or might affect prices, mark-ups and margins, Franchisor shall prepare and produce for Franchisee rate range price sheets which apply to temporary personnel services and/or products offered and sold by Franchisee to its clients and which will set forth suggested prices, mark-ups and margins that are suggested to apply to such sales. Any such list or schedule of rate ranges, mark-ups or margins shall be a suggestion only, and is not to be construed as mandatory upon Franchisee. Nothing contained herein shall be deemed a representation by Franchisor that the use of Franchisor's suggested prices, mark-ups or margin will, in fact, increase or optimize the revenues or profitability of Franchisee's Center. If Franchisee obtains any requests for bids on contract work for which Franchisor will be the contracting and responsible party and Franchisee only will be the designated provider of the contracted services, then Franchisor, with Franchisee's input and assistance, will analyze the requirements of such requests for bids and make any decisions as to pricing and handling. Franchisee agrees to obtain whatever further information Franchisor requires for the latter to analyze the scope and nature of the work and to prepare the bid.

          (b) Other: Prices for all other goods and/or services offered and sold by Franchisee's Center shall, from time-to-time, be suggested by Franchisor. Such suggested prices, mark-ups and margins will be based solely upon the experience of Franchisor, its analysis of the cost of Franchisee delivering such services, and prices charged by competitive businesses. Franchisor and Franchisee agree that any such list or schedule of prices, mark-ups or margins shall be deemed to be recommendations only, and are not to be construed as mandatory upon Franchisee.

11.13     Nature of Obligations

     All of the obligations of Franchisor under this Agreement are to Franchisee and Franchisee alone, and no other party is entitled to rely on, enforce or obtain relief for breach of any such obligations, either directly or by subrogation.

11.14     Unavoidable Delays

     Delays in the performance of any duties hereunder which are not the fault or within the reasonable control of Franchisor, including, but not limited to fire, flood, natural disasters, Acts of God, delays in deliveries by common carriers and/or the
U. S. Postal Service, governmental acts or orders, late deliveries of goods or furnishing of services by third party vendors, or civil disorders shall not cause a default hereunder, but Franchisor shall extend the time of performance for the period of such delay or for such other, longer reasonable period of time as Franchisor shall agree to in writing.


                   XII.  DUTIES OF FRANCHISEE

12.01     Payments to Franchisor

     In addition to all other payments provided for herein, Franchisee shall pay to Franchisor (or its subsidiary, affiliate or designee, if any) promptly when due:

     1. The amount of all sales taxes, use taxes, personal property taxes and similar taxes imposed upon, required to be collected or paid by Franchisor on the account of services or goods furnished by Franchisor to Franchisee through sale, lease or otherwise or on account of collection by Franchisor of the Initial Fee, Royalties or Continuing Service Fees pursuant to this Agreement.

     2. All amounts advanced by Franchisor, or which Franchisor has paid, or for which Franchisor has become obligated to pay on behalf of Franchisee for any reason whatsoever.

     3. All amounts due to Franchisor, or its subsidiary, affiliate or designee (if any), for products or services purchased by Franchisee from Franchisor (or its subsidiary, affiliate or designee, if any).

     Franchisee hereby expressly authorizes Franchisor to effectuate all or part of such payments by withholding and remitting to itself the allocable share of Gross Margin or other amounts otherwise due to be remitted to Franchisee by Franchisor.

12.02     Commencement of Operations

     Franchisee agrees to commence operation of its franchised Center within one hundred and twenty (120) days of the date of execution of this Agreement by Franchisor (unless Franchisor, in its sole and exclusive discretion, agrees to a longer period of time) and, as a condition precedent to such commencement of operations, to fulfill all of the pre-opening obligations called for by this Agreement.

     Franchisee shall be excused from the timely performance of its obligations under this Section 12.02 only as a result of delays due to causes beyond the reasonable control of Franchisee such as strikes, material shortages, fires, and other Acts of God which Franchisee could not, by the exercise of due diligence, have avoided.

12.03     Manner of Operation

     Franchisee understands and hereby acknowledges that every component of the System is vital to Franchisor, to other ATC franchisees and to the operation of the Center franchised hereby, and that compliance with the System is of the essence to this Agreement. Franchisee shall at all times conduct the activities and operations of its Center in compliance with the System, including all standards, procedures and policies as Franchisor may from time to time establish (in its Manuals or otherwise), as though all were specifically set forth in this Agreement.

12.04     National Accounts

     Franchisee shall be obligated to participate in any national account programs that may be established from time to time. At present, Franchisor has established no such national account programs.

12.05     Computer System

     Franchisor shall loan to Franchisee certain computer hardware and software intended to assist Franchisee to take and fill orders, schedule temporary personnel, search and match personnel to open orders and provide input to Franchisor's computer system for payroll, billing and management information service. Franchisee agrees, at its expense, to provide full insurance to cover all computer hardware and software lent to Franchisee.

     Franchisee shall install at its Center, such loaned computer hardware, required dedicated telephone and power lines, modem, printers and other computer-related accessory or peripheral equipment as Franchisor provides or specifies in its Manuals, or otherwise, unless Franchisor agrees, in its sole discretion, that other installation arrangements may be appropriate. Franchisee is further required to provide any assistance required by Franchisor to input all necessary data and to bring such computer system "on-line" with Franchisor's host computer at Franchisor's headquarters at the earliest possible time. Franchisee also agrees to purchase or lease from Franchisor any software for testing temporary candidates that is presently available or may be made available in the future.

     Franchisee further understands that at a certain point in time it may become necessary for the Franchisor to replace or upgrade the Initial Configuration. Franchisee further understands and agrees that computer designs and functions change periodically and that Franchisor may have to make, as a result of, for example, changes in operational requirements or technological changes, substantial modifications to its loaned computer systems, or to have installed entirely different systems, during the term of this Agreement, or upon renewal thereof.

     Franchisee agrees, at its expense, to keep the loaned computer system in good maintenance and repair, and to, at its expense, install such additions, changes, modifications, substitutions and/or replacements to its computer hardware, software, telephone and power lines and other computer-related facilities as Franchisor directs, and on those dates and within those times specified by Franchisor in its sole and exclusive discretion.

     Upon termination or expiration of this Agreement all computer hardware, software and database disks and tapes or other magnetic storage media shall be returned to Franchisor in good condition allowing for normal wear and tear on hardware.

12.06     Maintenance and Repair

          (a) Franchisee shall, at all times during the term of this Agreement, and at its sole expense, maintain the interior and exterior of its Center and keep and maintain all equipment, furniture and decorating contained therein and signs in or at the franchised location, and all appurtenances thereto, in good condition and repair. Franchisee will repair, replace, repaint and refurbish same as may be necessary to conform and maintain its Center facility in accordance with Franchisor's standards of appearance, quality, layout and design as set forth in Franchisor's Manuals.

12.07 Staffing Requirements and Qualifications of Franchisee's Employees

     Franchisee shall staff its Center with management and administrative staff in accordance with the criteria, specifications and directions set forth in detail in Franchisor's
Manuals. Franchisee is required to comply with all specifications, requirements and restrictions regarding the selection, hiring and training of its personnel as are set forth in said Manuals.

12.08     Modifications To The System

     Franchisee understands and agrees that due to changes in competitive circumstances, presently unforeseen economic and political activity, presently unforeseen changes in the needs of the sectors served by Franchisor and Franchisee and/or technological innovations, the System must not remain static, in order that it best serve the interests of both Franchisor, Franchisee and the System. Accordingly, Franchisee expressly understands and agrees that Franchisor may from time to time change the components of the System including, but not limited to, altering the programs, services, methods, standards, forms, policies and procedures of the System; adding to, deleting or modifying those services which Franchisee's Center is authorized to offer; and, changing, improving or modifying the Proprietary Marks. Franchisee expressly agrees to abide by any such modifications, changes, additions, deletions and alterations, provided, however, that such changes do not unreasonably and materially increase Franchisee's obligations hereunder.

12.09     Compliance with Laws, Rules and Regulations

     Franchisee shall operate the Center in strict compliance with all applicable laws, rules and regulations of all governmental authorities and shall comply with all applicable wage, hour and other laws and regulations of the federal, state and local governments.

12.10     Franchisee Participation In Operation of Business

     Franchisee shall serve as Center Manager or shall designate a Center Manager, who shall have day-to-day management responsibility of Franchisee's Center and shall be required to exercise on-premises supervision and to personally participate in the direct operation of the Center franchised hereby. The definition, duties and scope of responsibilities of the Center Manager are set forth in Franchisor's Manuals. Franchisee must inform Franchisor in writing as to the identity of its Center Manager and any successors thereto.

     Upon the death, disability or termination of employment of Franchisee's designated Center Manager, for any cause or reason, Franchisee shall immediately notify Franchisor and shall designate a successor or acting Center Manager promptly and, in any event, no later than ten (10) business days following the death, disability or termination of the predecessor Center Manager. Each such successor Center Manager must possess those credentials set forth in Franchisor's Manuals, must successfully complete Franchisor's next scheduled Initial Training Program and must attend and successfully complete such other reasonable training at such time as Franchisor specifies. The failure to so employ and train such a successor or replacement Center Manager shall be deemed to constitute a material breach of this Agreement.

12.11     Indemnification

     Franchisee agrees at all times to defend at its own cost, and to indemnify and hold harmless to the fullest extent permitted by law, Franchisor, its corporate subsidiaries, affiliates, successors, assigns and designees, and the respective directors, officers, employees, agents, shareholders, designees, and representatives of each (Franchisor and all other hereinafter collectively "Indemnitees") from all losses and expenses (as hereinafter defined) incurred in connection with any action, suit, proceeding, claim, demand, investigation or inquiry, (whether formal or informal and regardless of whether same is reduced to judgment) or any settlement thereof which arises out of Franchisee's operation of the franchise.

     For the purpose of this Section 12.10, the term "losses and expenses" shall be deemed to include all losses, compensatory, exemplary or punitive damages, fines, charges, costs, expenses, lost profits, attorneys' fees, experts' fees, court costs, settlement amounts, judgments, compensation for damages to the Franchisor's reputation and goodwill, costs of or resulting from delays, financing, costs of advertising material and media time/space, and costs of changing, substituting or replacing the same, and any and all expenses of recall, refunds, compensation, public notices and other such amounts incurred in connection with the matters described.

     Franchisee agrees to give Franchisor notice of any such action, suit, proceeding, claim, demand, inquiry or investigation. At the expense and risk of Franchisee, Franchisor may elect to assume (but under no circumstance is obligated to undertake) the defense and/or settlement of any such action, suit, proceeding, claim, demand, inquiry or investigation. Such an undertaking by Franchisor shall in no manner or form, diminish Franchisee's obligation to indemnify Franchisor and to hold it harmless.

     In order to protect persons or property or its reputation or goodwill or the reputation or goodwill of others, Franchisor may, at any time and without notice as it in its judgment deems appropriate, offer, order, consent or agree to settlements or take such other remedial or corrective actions as it deems expedient with respect to the action, suit, proceeding, claim, demand, inquiry or investigation.



12.12     Hours of Operation

     Franchisee shall follow the procedures enumerated in Franchisor's Manuals to determine the appropriate hours of operation for Franchisee's Center.

12.13     Temporary and Permanent Employee Candidates

     Franchisee's agrees, at its sole expense, to utilize every effort to recruit applicants for temporary employment and candidates for permanent placement, screen, interview, test, check references, classify, maintain files and pertinent data base of applicants, candidates and employees to perform searches and match such applicants, candidates and employees to client job orders, assign, supervise, place and dispatch experienced or trained temporary personnel and permanent placement candidates having the skills, knowledge, appearance and moral qualifications required by Franchisor, Franchisee's clients and the applicable job or employment situation. In the absence or unavailability of an employee, applicant or candidate who meets the qualifications required by Franchisee's client, Franchisee shall attempt to have the client adjust such requirements but shall never knowingly misrepresent, or ask applicants, candidates or employees to misrepresent the qualifications of an employee, applicant or job candidate. Franchisee agrees to utilize those recruiting methods, screening techniques, testing procedures, reference checking systems, training, performance criteria and appearance standards for its temporary and permanent personnel applicants and candidates in full compliance with Franchisor's policies, procedures, standards and specifications, set forth in its Manuals or otherwise. Franchisee shall not knowingly assign any temporary employee or send out permanent employee who fails to comply with Franchisor's applicable standards for experience, training, performance, job qualifications, appearance and/or moral qualities. Franchisee agrees to obtain a complete application form from each temporary employment applicant or permanent placement candidate on Franchisor's then-standard forms, to procure such other information and documentation as Franchisor may require prior to assignment of a temporary employee or placement of a permanent candidate.

12.14     Best Efforts; Cooperation With Franchisor

     Franchisee agrees to use its best efforts to develop and expand the market for the services offered by its franchised Center within the Territory, shall devote its full-time energy and effort to the development and operation of its Center and shall cooperate with Franchisor in accomplishing the purposes of this Agreement.

12.15     Forms

     Franchisee shall utilize all forms specified by Franchisor in the conduct of Franchisee's Center. Franchisee agrees to use only the latest version of any form or system designated as current by Franchisor, in its Manuals or otherwise, and not to permit any unauthorized or obsolete form to be utilized in the course of the operation of Franchisee's Center.

12.16     Corporate Franchisee Records

     If Franchisee or any assignee of Franchisee is a corporation, Franchisee and any such assignee shall provide Franchisor with its Articles of Incorporation and By-Laws and any amendments thereto; a list of officers, directors and shareholders (including number and percentage of shares held) simultaneously with the execution of this Agreement; and, Franchisee shall promptly notify Franchisor of any change in such documents of the information contained therein.

12.17     Continuing Training of Franchisee Staff Personnel

     In order to impart to its employees the latest procedures, techniques, policies and standards of the System, Franchisee shall conduct such in-house meetings, training programs or other programs as are specified by Franchisor in its Manuals or otherwise, utilizing materials provided by Franchisor for such purpose.

12.18     Requirements Regarding, and Restrictions Relating To,
          Services and Products Offered and Sold By Franchisee

     1. Franchisee shall offer and sell all personnel services and products which are a part of the System applicable to the type of franchise granted hereby (as specified in Section 1.01 of this Agreement).

     2. Franchisee shall not accept, directly or indirectly, any order for temporary employee assignment, or other request for temporary service or permanent placement, where such order, assignment or request is:

          (a) Subject to or conditioned upon race, creed, color, religion, age, sex, sexual orientation, national origin, disability, marital status, veteran status or in violation of any federal, state or municipal laws concerning employment discrimination;

          (b) In violation of any federal, state or municipal wage and hour law, the Fair Labor Standards Act or the Occupational Safety and Health Administration Act ("OSHA") or any other law, act or regulation of any governmental body or accreditation organization to which Franchisor subscribes;

          (c) Intended to accomplish the goal of replacing employees of a client whose employees are engaging in a strike or other lawful work stoppage;

          (d)  Denied authorization by Franchisor; or,

     3. Further, Franchisee shall not accept from any client an order for personnel services of the following nature, unless prior written consent has been procured from Franchisor:

          (a) Where the charge to be imposed or paid, or any part of the charge or payment to the temporary employee, is not an hourly rate, except for reimbursement or charges for travel, supplies, materials and incidentals provided in connection with the furnishing of temporary help;

          (b) Where the client is a firm in which Franchisee, or any member of Franchisee's family, has a direct or indirect financial interest greater than ten (10%) percent;

          (c) Where the services to be performed are physically to be performed upon Franchisee's business premises, or premises rented or leased by Franchisee for the purpose of performing such services, despite the fact that Franchisor's advertising may offer such services;

          (d) From clients who have not been approved for credit by Franchisor; from clients who have reached or exceeded credit limits; upon notification by Franchisor, from a client which has violated or is violating Franchisor's rules and requirements with regard to the payment of its invoices; or, from a client Franchisor reasonably believes is experiencing financial difficulty;

          (e) Where a prospective client, or category of prospective client, has been deemed by Franchisor to be a poor credit risk for the amount of credit being requested (Franchisee may accept and fill orders for such a prospective client, or client, by demanding and receiving payment in advance according to procedures and information appearing in the Franchisor's Manuals); from a client that is on a "credit hold" by Franchisor, or from a client which has outstanding invoices rendered by Franchisor which are over ninety (90) days old and unpaid, as determined from the accounts receivable aging report provided to Franchisee by Franchisor; or,

          (f) Where temporary employees will handle, control or have unsupervised access to valuable property, cash, negotiable securities or telephones, unless the client has signed an agreement in form satisfactory to Franchisor holding both Franchisor and Franchisee harmless from any liability or loss of any kind suffered or incurred as a result of any such assignment.

12.19     Insurance

     1. To standardize insurance and to afford Franchisee, Franchisor and clients protection against insurable risks, Franchisor imposes and prescribes minimum standards and limits for certain types of insurance coverage required to be purchased by Franchisee. Such standards and limits may be established through Franchisor's Manuals, and Supplements thereto, or by other written notice. At a minimum, Franchisor shall require that Franchisee purchase at its sole expense, and maintain in effect at all times during the term of this Agreement, the following categories of insurance coverage through licensed and admitted insurance companies:

          (a)  Worker's Compensation and Employer's Liability
Insurance for Franchisee's staff employees in statutory amounts.

          (b) Unemployment Insurance for Franchisee's staff employees.

          (c) Broad Form General Liability Insurance in an amount not less than One Million ($1,000,000) Dollars per occurrence.

          (d)  Employers' Non-Ownership and Hired Automobile
Insurance covering Franchisee's staff employees.

          (e)  Temporary Help Services Errors & Omissions
Insurance with limits of One Million ($1,000,000) Dollars per occurrence/One Million ($1,000,000) Dollars aggregate.

          (f)  Permanent Employment Agency Errors & Omissions
Insurance with limits of One Million ($1,000,000) Dollars per occurrence/One Million ($1,000,000) Dollars aggregate.

          (g) State Disability Insurance for Franchisee's staff employees (as required by governing law).

          (h)  License Bond (if required by state law).

          (i)  Professional Malpractice Insurance (if
applicable).

          (j) Fidelity Bonding against losses from dishonest acts by Franchisee's staff employees in the amount of One Hundred Thousand ($100,000) Dollars with a maximum deductible of Five Thousand ($5,000) Dollars. This bond is to also extend to cover any loss to the Franchisor.

          (k) All risk coverage in an amount to cover the full replacement cost of all equipment loaned to the Franchisee by Franchisor. This policy is to include a loss payee clause in favor of the Franchisor.

     2. If Franchisee fails to purchase insurance and bonding conforming to the standards and limits prescribed by Franchisor, Franchisor may (but is not required to) obtain, through agents and insurance companies of its choosing, such insurance and bonding as is necessary to meet such standards on behalf of Franchisee. Payments for such insurance and bonding shall be borne by Franchisee. Nothing contained herein shall be construed or deemed to impose any duty or obligation upon Franchisor to obtain or maintain any specific forms, kinds or amounts of insurance and bonding for or on behalf of Franchisee.

     3. Nothing contained herein shall be construed or considered an undertaking or representation by Franchisor that such insurance and bonding as may be required to be obtained by Franchisee, or by Franchisor for Franchisee, will insure
Franchisee against any or all insurable risks of loss which may or can arise out of or in connection with the operation of Franchisee's Center.

     4. Except for the insurance coverages provided in (a), (b),
(g) and (h) above, all insurance and bonding purchased by Franchisee (or by Franchisor for Franchisee) shall name Franchisor and the other Indemnitees identified in Section 12.11 of this Agreement as additional insureds for its original term and any renewal terms thereof, and shall provide that Franchisor shall be given at least thirty (30) days prior written notice of any termination, amendment, cancellation or modification thereof. All fidelity bonding shall, in addition, provide coverage for third-party (client) losses and claims due to any dishonest acts of the Franchisee's staff employees. Franchisee shall promptly provide Franchisor with Certificates of Insurance and Bonding evidencing such coverage no later than ten (10) days prior to the date the franchised Center will commence operations. All insurance and bonding policies and documents shall be renewed, and upon such renewal, a renewal Certificate of Insurance and/or Bonding shall be furnished to Franchisor prior to the expiration date of the existing term of the policy(ies) in question. The Franchisor may at any time require the Franchisee to forward to Franchisor full copies of all or any insurance policies.

     5. Franchisee shall notify Franchisor of any and all claims or demands against Franchisee, the franchised business, its temporary personnel and/or Franchisor within three (3) days of Franchisee receiving actual notice of any such claim or demand. Franchisee agrees to respond to all claims within the time required by law, rule or regulation. Franchisee shall cooperate with Franchisor (or its designee) in every fashion possible to defend Franchisor and Franchisee against any and all claims made by employees and clients. Franchisee shall, when necessary, make appearances at administrative or other hearings to present or reinforce such defenses.

     6. Failure by Franchisee to purchase any insurance required by this Agreement, or failure to reimburse Franchisor for its purchase of such insurance on behalf of Franchisee, is deemed to constitute a material breach of this Agreement entitling
Franchisor to terminate same.

     7. The minimum limits of insurance coverage required to be procured by Franchisee may be modified from time to time by Franchisor, in its sole and exclusive discretion, by written notice transmitted by Franchisor to Franchisee. Upon delivery (or attempted delivery) of such written notice, Franchisee shall be obligated to immediately purchase insurance conforming to the newly-established standards and limits prescribed by Franchisor.

     8. Franchisor suggests, but does not require, that Franchisee purchase and maintain other categories of insurance coverage for Franchisee, the franchised business and its staff employees. Those recommended types of insurance coverage are listed in the Manuals.

12.20     Inspection

     Franchisee agrees that Franchisor, or any of its authorized agents or representatives, may at any time during normal business hours enter upon the premises of the Center franchised hereby for the purpose of examining and inspecting same, including without limitation Franchisee's files, records, books, ledgers, etc., to determine compliance with this Agreement and with Franchisor's Manuals, policies, procedures, programs, standards, specifications and techniques. Following such inspections, Franchisee agrees to incorporate into its franchised Center any changes, corrections or modifications required by Franchisor in order to maintain the reasonable standards of quality and uniformity prescribed by Franchisor in its Manuals or otherwise.

12.21     Bonuses, Premiums and Other Employment Incentives

     Any bonus or premium paid or given to persons being recruited by Franchisee candidates for temporary personnel services assignments or for permanent (which bonus or premium may be illegal in some jurisdictions) shall be borne by Franchisee, unless Franchisor agrees in writing beforehand to a different arrangement regarding specific situations, programs or circumstances. Any volume monetary rebate(s) or discounts given to clients of Franchisee by Franchisee shall be borne by Franchisee alone, unless Franchisor agrees in writing beforehand to a different arrangement regarding specific accounts, programs and/or situations. The full cost of any items, products, services, money or other valuable consideration offered as sales or performance incentive rewards by Franchisee to clients or employees shall be borne by Franchisee alone unless Franchisor agrees in writing beforehand to a different arrangement regarding specific promotions or situations.

12.22     Status of Accounts Receivable

     Franchisee acknowledges that all accounts receivable are the property of the Franchisor. Franchisee may be required to execute any forms or documents necessary to confirm such ownership.

12.23     Minimum Performance Requirements

     If Franchisee has opened and operated a Center for more than twelve (12) months, but less than twenty-four (24) months, and fails to achieve a Gross Margin of seventeen thousand five hundred dollars ($17,500.00) per calendar quarter, for two consecutive calendar quarters, then Franchisee will be in default of the terms of this Agreement. In such event, Franchisee shall be required to achieve a Gross Margin of seventeen thousand five hundred dollars ($17,500.00) per calendar quarter, for the next two consecutive calendar quarters, or Franchisee will be in default, and the Agreement will terminate immediately.

     If Franchisee has opened and operated a Center for more than twenty-four (24) months, and fails to achieve a Gross Margin of thirty-five thousand dollars ($35,000.00) per calendar quarter, for two consecutive calendar quarters, then Franchisee will be in default of the terms of this Agreement. In such event, Franchisee shall be required to achieve a Gross Margin of thirty-five thousand dollars ($35,000.00) per calendar quarter, for the next two consecutive calendar quarters, or Franchisee will be in default, and the Agreement will terminate immediately.


        XIII.  RECORDS, AUDITS AND REPORTING REQUIREMENTS

13.01     Financial Statements

     1. No later than thirty (30) days following the end of each calendar quarter during the term of this Agreement, Franchisee shall furnish to Franchisor, in a form approved by Franchisor, a statement of the franchised Center's profit and loss for said quarter and a balance sheet as of the end of said quarter, both certified to be true and correct by Franchisee.

     2. No later than forty-five (45) days following the end of each fiscal year of Franchisee during the term of this Agreement, Franchisee shall furnish to Franchisor, in a form approved by Franchisor, a statement of the Center's profit and loss for said fiscal year and a balance sheet as of the end of said fiscal year, prepared on a "review" basis by an independent public accountant and certified to be true and correct by Franchisee.

     3. Both categories of the foregoing financial statements must be prepared in accordance with generally accepted accounting principles.

     4. Franchisor shall furnish to Franchisee weekly, monthly and annual reports concerning billing, payroll, Gross Margin and other information pertaining to Franchisee's Center.

13.02     Financial Records

     Franchisee shall record all revenues received by it, and shall keep and maintain adequate records thereof in accordance with the specifications set forth in the Manuals. Franchisee's failure to maintain the required records shall constitute a material breach of this Agreement and shall subject Franchisee to termination pursuant to Article XVII below.

13.03     Audit

     Franchisee shall keep and preserve various types and classes of records for such retention periods as Franchisor sets forth in its Manuals or otherwise, including all business, personnel, financial and operating records relating to Franchisee's Center. Franchisor shall have the right, at any time, with or without notice, during regular hours to enter Franchisee's premises to inspect, audit and make copies of all records and files of Franchisee relating to temporary personnel services and permanent placement services, other services and products sold and business transacted by Franchisee.

     If Franchisor should cause an audit to be made for any period and Franchisor's share of Gross Margin, royalties and/or continuing fees of any kind retained by Franchisor from Franchisee's Gross Revenues and other income due Franchisee for such period should be found to be understated by three (3%) percent or more when compared with Franchisee's actual Gross Sales and/or Gross Revenues, Franchisee shall immediately pay to Franchisor the cost of such audit as well as the additional amount payable as shown by such audit, plus interest on said amount at the highest rate permitted by law or, if none is provided by law, five (5) points above the prime interest rate then in effect at Citibank, N.A., New York, New York or, if said rate is unavailable, the average prime interest rate then in effect at Chemical Bank and Morgan Guaranty Trust. Otherwise the cost of such audit shall be paid by Franchisor. If same is found to be understated by six (6%) percent or more, such understatement shall constitute an incurable breach of this Agreement, and this Agreement shall automatically terminate without further notice.


                XIV.  RELATIONSHIP OF THE PARTIES

14.01     Independent Contractor

     Franchisee understands and agrees that under this Franchise Agreement, Franchisee is and shall be an independent contractor. No staff employee of Franchisee shall be deemed to be an employee of Franchisor. Nothing in this Franchise Agreement shall be construed so as to create a partnership, joint venture or agency. Franchisee shall not, without the prior written approval of Franchisor, have any power to obligate Franchisor for any expenses, liabilities or other obligations, other than as is specifically provided for in this Agreement. Franchisor shall not have the power to hire or fire Franchisee's management and administrative staff employees and, except as herein expressly provided, Franchisor may not control or have access to Franchisee's funds or the expenditure thereof, or in any other way exercise dominion or control over Franchisee's business.

     It is expressly understood and agreed that neither Franchisee nor any management and administrative staff employee of Franchisee whose compensation for services is paid by Franchisee may, in any way, directly or indirectly, expressly or by implication, be construed to be an employee of Franchisor for any purpose, most particularly with respect to any mandated or other insurance coverage, tax or contributions, or requirements pertaining to withholdings, levied or fixed by any city, state or federal governmental agency.

     Franchisee shall conspicuously identify itself at its office, and in all dealings with its clients, contractors, suppliers, public officials and others, as an independent franchisee of Franchisor, and shall place such notice of independent ownership on all forms, business cards, stationery, advertising, signs and other materials and in such fashion as Franchisor may, in its sole and exclusive discretion, specify and require from time to time, in its Manuals or otherwise.

     Except as otherwise expressly authorized by this Agreement, neither party hereto will make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name of or on behalf of the other party, or represent that the relationship between Franchisor and Franchisee is other than that of Franchisor and franchisee. Franchisor does not assume any liability, and will not be deemed liable, for any agreements, representations, or warranties made by Franchisee which are not expressly authorized under this Agreement, nor will Franchisor be obligated for any damages to any person or property which directly or indirectly arise from or relate to the operation of the Center franchised hereby.


                  XV.  COVENANTS NOT TO COMPETE

15.01     In-Term Covenant Not to Compete

     Franchisee agrees that during the term of this Agreement, Franchisee will not, either directly or indirectly, engage in any other business which offers or sells temporary personnel services or permanent placement services for the categories of personnel specified in the Franchise Agreement, or engage in any of the activities which this Agreement contemplates will be engaged in by Franchisee, or offer or sell any other product or service (or component thereof) which comprises or may in the future comprise a part of the System (or any product or service confusingly similar thereto) either as a proprietor, partner, investor, shareholder, director, officer, employee, principal, agent, advisor, or consultant; nor shall Franchisee divert any business that should be handled by the franchised business to any other entity; nor shall Franchisee solicit any employees or clients of ATC or its affiliates (except as required in connection with Franchisee performing its duties under the Franchise Agreement). Further, if Franchisee is a corporation, Franchisee shall cause its shareholders, directors, officers, and employees to refrain from such activities in any manner which Franchisor may reasonably request (including, without limitation, execution of a shareholders' agreement and employees' non-competition agreement, setting forth and prohibiting the activities hereby precluded).

15.02     Post-Term Covenant Not to Compete

     Franchisee agrees that for a period of one (1) year immediately following the expiration or termination of this Agreement, for any reason whatsoever, Franchisee will not, either directly or indirectly, engage in any business which offers or sells temporary personnel or permanent placement services of any nature whatsoever, or engages in any of the activities which this Agreement contemplates will be engaged in by Franchisee, or offer or sell any other product or service (or component thereof) which comprises or may in the future comprise a part of the System (or any product or service confusingly similar thereto) either as a proprietor, partner, investor, shareholder, director, officer, employee, principal, agent, advisor, or consultant. Further, Franchisee shall not solicit any employees or clients of ATC or its affiliates.

15.03     Enforcement of Covenants Not To Compete

     Franchisee acknowledges that violation of the covenants not to compete contained in this Agreement would result in immediate and irreparable injury to Franchisor for which no adequate remedy at law may be available. Accordingly, Franchisee hereby consents to the entry of an injunction prohibiting any conduct by Franchisee in violation of the terms of those covenants not to compete set forth in this Franchise Agreement. Franchisee expressly agrees that it may conclusively be presumed that any violation of the terms of said covenants not to compete was accomplished by and through Franchisee's unlawful utilization of Franchisor's confidential information, know-how, methods and procedures. Further, Franchisee expressly agrees that the existence of any claims it may have against Franchisor, whether or not arising from this Agreement shall not constitute a defense to the enforcement by Franchisor of the covenants not to compete set forth in this Agreement. Franchisee further agrees to pay all costs and expenses (including reasonable attorneys' fees) incurred by Franchisor in connection with the enforcement of those covenants not to compete set forth in this Agreement.

15.04     Procurement of Additional Covenants

     At Franchisor's request, Franchisee shall require and obtain the execution of covenants not to compete furnished by Franchisor and similar to those set forth in this Agreement (including covenants applicable upon the termination of a person's relationship with Franchisee) from any or all of the following persons: (i) prior to employment or prior to any promotion, all Managers of Franchisee, and any personnel employed by Franchisee who have received or will receive training from Franchisor or from Franchisee and all other staff employees of Franchisee; (ii) all officers, directors and shareholders of the Franchisee, if incorporated, who may in any way be active in the Franchised Center; (iii) all officers, directors and holders of a beneficial interest of five (5%) percent or more of the capital stock of Franchisee and of any corporation directly or indirectly controlling Franchisee, if Franchisee is a corporation (concurrent with the execution of this Agreement); (iv) the general partners and any limited partners (including any corporation which controls, directly or indirectly, any general or limited partner, along with the officers, directors and holders of a beneficial interest of five (5%) percent or more of the capital stock of any such corporation), if Franchisee is a partnership (concurrent with the execution of this Agreement); and, (v) all of those persons enumerated in the covenants not to compete set forth in this Agreement.


            XVI.  ASSIGNMENT; RIGHT OF FIRST REFUSAL

16.01     Assignment By Franchisor

     Franchisor shall have the right to assign this Agreement, and all of its rights and privileges hereunder, to any person, firm, corporation or other entity provided that, with respect to any assignment resulting in the subsequent performance by the assignee of the functions of Franchisor: (i) the assignee shall, at the time of such assignment, be financially responsible and economically capable of performing the obligations of Franchisor hereunder, and (ii) the assignee shall expressly assume and agree to perform such obligations.

16.02     Assignment By Franchisee -- General

     With respect to Franchisee's obligations hereunder, this Franchise Agreement is personal, being entered into in reliance upon and in consideration of the singular personal skill and qualifications of Franchisee and the trust and confidentiality reposed in Franchisee by Franchisor. Therefore, except as hereafter provided, neither Franchisee's interest in this Franchise Agreement, nor any of its rights or privileges thereunder, nor the franchised business or any interest therein, may be assigned, sold, transferred, shared, sublicensed or divided, voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, in any manner, without the prior written consent of Franchisor procured in accordance with the terms and conditions set forth in this Article XVI of this Agreement and/or without first complying with Section 16.06 of this Article XVI pertaining to Franchisor's right of first refusal.

     Any actual or attempted assignment, transfer or sale of this Agreement, or any interest therein, or of the franchised business, made or accomplished in violation of the terms of this
Article XVI shall be null and void and shall constitute an incurable breach of this Agreement by Franchisee, and this Agreement shall automatically terminate without further notice.

     "Assignment" for the purposes of the Agreement includes the transfer individually or in the aggregate in any eighteen (18) month period of: more than twenty five (25%) percent of the capital stock or voting power of any corporate franchisee; more than twenty five (25%) percent partnership interest in a franchisee that does business as a general partnership; or, more than twenty five (25%) percent of a general partner's interest in a franchisee that does business as a limited partnership.

16.03     Assignment By Franchisee -- To A Corporation Formed By
          Franchisee

     In the event Franchisee desires to transfer its interest in this Franchise Agreement to a corporation formed by Franchisee solely for the convenience of ownership, Franchisee must obtain the prior written consent of Franchisor, which shall not be unreasonably withheld if all of the following conditions are met:

     1. The corporation is newly organized and duly incorporated, and its activities are confined to acting exclusively as an ATC franchisee.

     2. Franchisee is the sole owner of all of the stock of the corporation and is its principal officer (or Franchisee is the sole owner of fifty-one (51%) percent or more of all stock of the corporation, with the remaining stockholders being Franchisee's spouse and/or adult children).

     3. If Franchisee is more than one individual, each individual shall have the right to a proportionate ownership interest in the corporation as he/she had in the franchised business prior to the transfer.

     4. Franchisee and the corporation execute an agreement with Franchisor pursuant to which Franchisee and the corporation jointly and severally agree to be liable for all of the obligations to Franchisor under this Agreement, and expressly agree to be bound by all of the terms, conditions and covenants of this Agreement. Each officer, director and shareholder of the corporation shall agree in writing to personally guarantee the performance by the corporation of its obligations hereunder, and to be individually bound by all of the terms and conditions of this Franchise Agreement and any other agreement(s) by and between Franchisee and Franchisor.

     5. All stock certificates of the corporation must be endorsed with the following legend conspicuously placed:

          "The transfer of this stock is subject to the terms and conditions of a Franchise Agreement dated [date of this

          Agreement] between ATC Healthcare Services, Inc. and
          [Name of Franchisee]                                  .
          This certificate is not transferable and is not subject to sale, assignment, pledge, mortgage, encumbrance, or transfer, by operation of law or otherwise, without the prior written consent of Staff Builders International, Inc."; and,

     6. The Articles of Incorporation, By-Laws and other organizational documents of the corporation shall recite that the issuance and transfer of any interest therein are restricted by the terms of the Franchise Agreement.

     Any transfer accomplished pursuant to this Section 16.03 of this Agreement shall not be subject to Franchisor's rights of first refusal set forth hereafter in this Agreement.

16.04     Assignment By Franchisee -- Sale To Third Party

     Franchisee may not sell the franchise conveyed hereby or any interest therein, to a third party without the prior written consent of Franchisor. Should Franchisor not elect to exercise its right of first refusal, as hereinafter provided, Franchisor's consent to such assignment and sale shall not be unreasonably withheld; provided, however, that it shall not be unreasonable for Franchisor to impose, among other requirements, the following conditions precedent to its consent to any such assignment: (i) that Franchisee shall comply with the Right Of First Refusal provisions set forth in Section 16.06 of this Agreement; (ii) that the proposed assignee shall apply to Franchisor (which shall include a personal interview at Franchisor's corporate office) for acceptance as a franchisee; (iii) that the assignee (or the principal officers, shareholders or directors of the assignee, in the case of a corporate assignee) demonstrate that it has the skills, qualifications, ethics, moral values and economic resources necessary in Franchisor's judgment, reasonably exercised, to conduct the business contemplated by this Franchise Agreement, and to fulfill its obligations to the assignor; (iv) that the proposed assignee shall have attended and successfully completed Franchisor's Initial Training Program prior to the assignment and such other training that Franchisor may reasonably require the proposed assignee's own expense; (v) that as of the date of any such assignment, the assignor and its principals shall have fully complied with all of its obligations to Franchisor and its affiliates and subsidiaries, both monetary and otherwise, whether under this Franchise Agreement or any other agreement with Franchisor; (vi) the assignee shall have executed a separate Franchise Agreement in the form and on the terms and conditions then being offered by Franchisor to prospective franchisees similarly situated (except that the assignee shall not be obligated to pay another Initial Franchise Fee and the term of said separate Franchise Agreement shall expire on the date of expiration of this Agreement); (vii) that the total sales price not be such that, in Franchisor's sole determination, it could jeopardize the continued economic viability and future operations of the franchisee (viii) if the proposed assignee is purchasing part, but not all, of an interest of the corporate franchisee to this Agreement, then the proposed purchaser shall execute a guarantee agreement in the same form as that called for in Section 16.03 of this Agreement; (ix) that the assignor (and all shareholders of a corporate assignor, and all partners of a partnership assignor) execute a general release, in a form satisfactory to Franchisor, of any and all claims, demands and causes of action which Franchisee and, as applicable, its partners, directors, officers, shareholders, executors, administrators and assigns may or might have against Franchisor and its officers, directors, shareholders and employees in their corporate and individual capacities including, without limitation, claims arising under federal, state and local laws, rules and ordinances, provided however, that all rights enjoyed by assignor, and any causes of action arising in its favor pursuant to the provisions of Article 33 of the General Business Law of New York (the "New York Franchise Act") and the regulations issued thereunder, shall remain in force, it being the intent of this proviso that the non-waiver provisions of said law be satisfied; (x) that the assignor pay to Franchisor a transfer fee equal to Seven Thousand Five Hundred ($7,500) Dollars; (xi) if the assignee is a corporation, all of the requirements set forth above under Section 16.03 of this Agreement must be complied with, including the procurement of guarantees executed by shareholders of the assignee; (xii) that the assignor furnish to Franchisor a copy of the executed contract of assignment; (xiii) that the assignee, at its expense, upgrade the business premises to conform to the then-current standards and specifications of the System, and shall complete such upgrading within the time reasonably specified by Franchisor; and, (xiv) that Franchisee shall remain liable for all of the obligations to Franchisor arising out of or related to this Agreement prior to the effective date of the transfer or assignment, and shall execute all instruments reasonably requested by Franchisor to evidence such liability.

16.05 Assignment By Franchisee -- Transfer Upon Death or
Incapacity

     Upon the death or permanent incapacity of Franchisee, demonstrated to Franchisor's reasonable satisfaction, Franchisee's rights shall pass to Franchisee's estate, heirs, legatees, guardians or representatives (as appropriate) (hereinafter collectively referred to as the "Estate"), which Estate may continue the operation of the franchised business if:
(i) the Estate provides a competent and qualified individual acceptable to Franchisor to serve as Center Manager and operate Franchisee's Center on a full-time basis; (ii) said individual attends and successfully completes Franchisor's next offered Initial Training Program; and, (iii) said individual assumes full-time operation of the franchise as Center Manager within three (3) months of the date Franchisee dies or becomes disabled. Failure by the Estate's designated Center Manager to attend and satisfactorily complete Franchisor's Initial Training Program and to assume the full-time operation of the franchised business within three (3) months, or failure by the Estate to alternatively effectuate a sale of Franchisee's franchise within three (3) months in accordance with the provisions of Section
16.04 of this Agreement, shall be deemed an incurable breach of this Agreement, and this Agreement may thereafter be terminated immediately upon notice and shall thereafter be null, void and of no effect (except for those post-termination and post-expiration provisions which, by their terms, survive).

     From the date of death or disability until a fully trained and qualified Center Manager assumes full-time operational control of the franchised business, Franchisor may, at its sole option, enter Franchisee's Center and operate the franchise. During such period, Franchisor will deduct its expenses for travel, lodging, meals, and all other expenses and fees from the Center's share of Gross Margin and other income due the Franchisee, plus a management fee equal to the greater of three times the salary paid to the individual(s) assigned by Franchisor to operate the Center or ten percent (10%) of the Center's weekly Gross Sales which shall be in addition to Franchisor's share of Gross Margin and royalty. Remaining funds (if any) will then be remitted to Franchisee's Estate. Any deficiency in sums due to Franchisor hereunder shall be paid by Franchisee's Estate to Franchisor within ten (10) days of Franchisor's rendering to the Estate a notice of such deficiency. Franchisor shall not be obligated to so operate Franchisee's franchise and, if it does, Franchisor shall not be responsible for any operational losses of the franchise, nor shall it be obligated to continue operation of the business, under the foregoing circumstances.

16.06     Right of First Refusal

     The right of Franchisee to assign, transfer or sell its interest in this Franchise Agreement or the franchised business, (voluntarily or by operation of law) as provided above, shall be subject to Franchisor's right of first refusal with respect thereto, provided that: (i) Franchisor may substitute cash for any form of payment proposed in such offer; (ii) Franchisor's credit will be deemed equal to the credit of any proposed purchaser; and, (iii) Franchisor shall be given not less than sixty (60) days after notifying Franchisee of its election to exercise its right of first refusal to prepare for closing. Franchisor's said right of first refusal shall be exercised in the following manner:

     1. Franchisee shall serve upon Franchisor a written notice setting forth all of the terms and conditions of the proposed assignment or sale, and shall furnish to Franchisor upon request additional information concerning the proposed assignment or sale or assignee.

     2. Within thirty (30) days after Franchisor's receipt of such notice (or, if it shall request additional information, within thirty (30) days after receipt of such additional information), Franchisor may either consent or withhold its consent to such assignment, in accordance with this Article, or at its option, accept the assignment to itself or to its nominee, upon the terms and conditions specified in the notice, provided, however, that Franchisor shall be entitled to all of the customary representations and warranties given by the seller of assets of a business including, without limitation, representations and warranties as to ownership, condition of and title to assets, liens and encumbrances on the assets, validity of contracts and agreements, and liabilities of Franchisee affecting the assets, contingent or otherwise.

     3. If Franchisor shall elect not to exercise its said right of first refusal and shall consent to such assignment, Franchisee shall, subject to the provisions of this Article, be free to assign this Franchise Agreement or the franchised business to its proposed assignee on the terms and conditions specified in said notice. If, however, said terms shall be materially changed, such changed terms shall be deemed a new proposal, and Franchisor shall have such right of first refusal with respect thereto.

     4. An election by Franchisor not to exercise its right of first refusal with regard to any offer shall not affect its right of first refusal with regard to any subsequent offer made to Franchisee.

16.07     No Encumbrance

     Franchisee shall not have the right to pledge, encumber, hypothecate or otherwise give any third party a security interest in this Agreement, the franchise conveyed hereunder, or the franchised business in any manner whatsoever without the prior written permission of Franchisor, which permission may be withheld for any reason whatsoever in Franchisor's sole subjective judgment.


                        XVII. TERMINATION

17.01     Termination By Franchisor -- Automatic Termination
          Without Notice

     Franchisee shall be deemed to be in default of this Agreement, and all rights granted therein shall automatically terminate without notice to Franchisee, if Franchisee and/or the franchised business (or any principal thereof) shall become insolvent or make a general assignment for the benefit of creditors; or if a petition in bankruptcy is filed by Franchisee (or its principals) or the franchised business or against Franchisee (or any principal thereof) or the franchised business and is not dismissed within sixty (60) days of the filing thereof; or if Franchisee (or a principal thereof) or the franchised business is adjudicated as bankrupt or insolvent; or if a bill in equity or other proceeding for the appointment of a receiver or other custodian of Franchisee or the franchised business or its assets is filed and consented to by Franchisee or the franchised business; or if a receiver or other permanent or temporary custodian of Franchisee's assets or property, or any part thereof or of the franchised business, is appointed by any court of competent jurisdiction; or if proceedings for a composition with creditors under any state or federal law should be instituted by or against Franchisee or the franchised business; or if a final judgment against Franchisee or the franchised business remains unsatisfied or of record for thirty
(30) days or longer (unless a supersedeas bond is filed); or if Franchisee or the franchised business is dissolved; or if a suit to foreclose any lien or mortgage against the Franchisee or the franchised business with respect to its personal, real or mixed property is instituted against Franchisee or the franchised business and is not dismissed within thirty (30) days from the date such suit is instituted; or if execution is levied against Franchisee or the franchised business or the property of either of them; or if the real or personal property of Franchisee or the franchised business shall be sold after levy thereupon by any sheriff, marshal or constable.

17.02     Termination By Franchisor Upon Notice -- No Opportunity
          To Cure

     Franchisee shall be deemed to have materially breached this Agreement and Franchisor may, at its option, terminate this Agreement and all rights granted under each, without affording Franchisee any opportunity to cure the default, effective immediately upon receipt of notice by Franchisee (which notice, whether sent by certified mail, registered mail, overnight courier or by physically delivering said notice in person, shall be deemed to have been received by Franchisee upon delivery or attempted delivery of such notice to Franchisee's Center) upon the occurrence of any of the following events:

     1. Franchisee (or its principals) fails to commence operations of the franchised business within ninety (90) days after successful completion of the Initial Training Program, or at any time ceases to operate the franchised business, or abandons the franchise by failing to operate the business for five (5) consecutive days during which the Franchisee is required to operate the business under the terms of this Agreement (or any shorter period of time after which it is not unreasonable under the facts and circumstances for Franchisor to conclude that Franchisee does not intend to operate the franchise), unless such failure to operate is due to fire, flood, Acts of God or other similar causes beyond Franchisee's control.

     2. Franchisor and Franchisee agree in writing to terminate the Franchise Agreement.

     3. Franchisee loses the right to possession of the Permanent Location, provided, however, that if any such loss of possession results from the governmental exercise of the power of eminent domain, or if, through no fault of Franchisee, the premises are damaged or destroyed, then Franchisee shall have thirty (30) days after either such event in which to apply to Franchisor for approval to relocate and reconstruct the premises in accordance with the applicable provisions of this Agreement, which approval shall not be unreasonably withheld.

     4. If Franchisee (or, if Franchisee is a corporation or partnership, any principal of Franchisee) is convicted of a felony, fraud, crime involving moral turpitude, or any other crime or offense which Franchisor reasonably believes is likely to have adverse effect on the System, the Proprietary Marks, the goodwill associated therewith or Franchisor's interest therein.

     5. If a threat or danger to public health or safety results from the continued operation of the franchised business by Franchisee (or its principals).

     6. If Franchisee (or any principal of a corporate or partnership franchisee) purports to transfer any rights or obligations under this Agreement, or any interest in Franchisee or the franchised business to any third party in violation of the terms of this Agreement.

     7. If Franchisee (or any principal of a corporate or partnership franchisee) fails to comply with the covenant not to compete set forth in Article XV of this Agreement during the term of the Franchise Agreement or fails to obtain the execution of the additional covenants required in Section 15.03 of this Agreement.

     8. If prior to commencement of operations, Franchisor in its sole and exclusive discretion determines that, Franchisee and/or its Center Manager has failed to successfully complete Franchisor's Initial Training Program, provided, however, that upon such termination for such cause Franchisor will refund to Franchisee seventy-five percent (75%) of the Initial Fee paid to Franchisor hereunder after Franchisee has returned all materials given it.


     9. If Franchisee (or any principal of a corporate or partnership franchisee) violates those restrictions pertaining to the use of confidential information in violation of this Agreement, or fails to procure execution of additional covenants with regard to such confidential information as required hereunder.

     10. If, following Franchisee's death or incapacity, continued operation of the franchised business and/or an approved assignment is not effectuated within that period of time specified in Section 16.05 of this Agreement.

     11. If Franchisee (or any principal of a corporate or partnership franchisee) knowingly maintains false books or records, or submits any false report to Franchisor.

     12. If Franchisee (or any principal of a corporate or partnership franchisee), after curing a default pursuant to
Section 17.03 hereof, commits the same act of default again within twelve (12) months of the first act of default.

     13. If Franchisee (or any principal of a corporate or partnership franchisee) conceals revenues, job orders, assignments or placements; instructs or suggests to any client that it should forward payment for any services or products provided by Franchisee to Franchisee, rather than to Franchisor; falsifies information or otherwise defrauds or makes false representations to Franchisor; takes or appropriates for Franchisee's own use any wages due to temporary employees or any amounts due to independent contractors or others; takes, withholds, misdirects or appropriates for Franchisee's own use any funds withheld from Franchisee's employees' wages and/or set aside, or which should have been set aside, for the franchised Centers employees' taxes, FICA, insurance or benefits; takes or appropriates for Franchisee's own use any property or funds of Franchisor; fails to deal fairly or honestly with Franchisee's employees or clients; knowingly permits or, having discovered the facts, fails to take any action against or to discharge any agent, servant or employee who has embezzled any funds or property of any clients, Franchisor or others; or, knowingly permits or, having discovered the facts, fails to take any action against, or to discharge, any employees who have falsified time sheets or in any other way misrepresented the time worked, tenure of employment, wage rate, wages due or otherwise revealed themselves to be dishonest.

     14. If Franchisee or a principal of Franchisee makes a willful misrepresentation or fails to make a material disclosure in connection with the acquisition of the franchise; the operation of the franchise; or, any matter involving or affecting the operations of Franchisee's Center.

     15. If Franchisee or a principal of Franchisee offers, sells or displays in or at its Center any unauthorized services, goods or products.

     16. If Franchisee or a principal of Franchisee refuses
Franchisor permission to inspect Franchisee's Center, books, records, and other documents pursuant to Franchisor's right to do so set forth in this Agreement.

     17. If Franchisee or a principal of Franchisee interferes or attempts to interfere with Franchisor's contractual relations with other franchisees, clients, employees, bankers, investors, market-makers, advertising agencies or any third parties.

     18. If Franchisee or a principal of Franchisee interferes or attempts to interfere with Franchisor's ability or right to franchise or license others to use and employ Franchisor's
Proprietary Marks and the System.

17.03     Termination by Franchisor --Fifteen Days to Cure

     Except as provided above, Franchisee shall have fifteen (15) days after its receipt from Franchisor of a written notice of termination within which to remedy any default hereunder (or, if the default cannot reasonably be cured within such fifteen (15) days, to initiate within that time all available substantial and continuing action to cure the default), and to provide evidence thereof to Franchisor. If any default is not cured within that time (or, if appropriate, substantial and continuing action to cure the default is not initiated within that time), or such longer period as applicable law may require, this Agreement shall terminate immediately upon expiration of the fifteen (15) day period or such longer period as applicable law may require. A Notice of Termination transmitted by Franchisor pursuant to this Section shall be delivered in accordance with the terms of
Article XXIII of this Agreement, and all such notices, whether sent by certified mail, registered mail, overnight courier or by physically delivering said notice in person, shall be deemed to have been received by Franchisee upon delivery or attempted delivery of such notice to Franchisee's Center. Franchisee shall be in default of this Agreement for any failure to substantially comply with any of the requirements imposed upon Franchisee by this Agreement, as it may from time to time be reasonably supplemented by Franchisor's Manuals (and all Supplements thereto), or to carry out the terms of this Agreement in good faith. Such defaults shall include, without limitation, the occurrence of the following events:

     1. Franchisee or a principal of Franchisee fails, refuses or neglects promptly to pay when due any monies owing to Franchisor (or its subsidiaries, affiliates or designees, if any) or to submit the financial and non-financial reports and other information required to be submitted to Franchisor under this Agreement, or makes any false statements in connection therewith.

     2. Franchisee or a principal of Franchisee fails to maintain any of the standards or follow any of the procedures prescribed by Franchisor in this Agreement, Franchisor's Manuals or other written notice.

     3. Franchisee or a principal of Franchisee fails, refuses or neglects to obtain Franchisor's prior written approval or consent as required by this Agreement.

     4. Franchisee or a principal of Franchisee engages in any business or markets any service or product under a name or mark which, in Franchisor's opinion, is confusingly similar to Franchisor's Proprietary Marks.

     5. Franchisee fails to pay employee taxes when due or fails to pay any obligations to any third parties which may result in liability to Franchisor.

     6. Franchisee or a principal of Franchisee fails to utilize the Proprietary Marks solely in the manner and for the purposes directed by Franchisor.

     7. Franchisee fails to maintain the insurance required by this Agreement or to indemnify Franchisor as required hereunder.

     8. Franchisee or a principal of Franchisee, by act or omission, permits a continued violation in connection with the operation of the franchised business of any law, ordinance, rule or regulation of a governmental agency in the absence of a good faith dispute over its application or legality and without promptly resorting to an appropriate administrative or judicial forum for relief therefrom.

17.04     Failure to Cure

     Failure to cure any violation within the stated cure period as provided for in this Article XVII shall result in termination of this Agreement upon expiration of the applicable cure period.

17.05     Cross Default

     Any default or breach by Franchisee (or its principals) of any other agreement between Franchisor (or its affiliates and subsidiaries) and Franchisee (and/or its principals and affiliates) shall be deemed a default under this Agreement, and any default or breach of this Agreement by Franchisee (and/or its principals and affiliates) shall be deemed a default or breach under any and all other agreements between Franchisor (or its affiliates or subsidiaries) and Franchisee. If the nature of such default under any other agreement would have permitted Franchisor to terminate this Agreement had said default occurred hereunder, Franchisor shall have the right to terminate all of the other agreements between Franchisor and Franchisee, in the same manner provided for herein for termination of this Agreement.

17.06     Notice Required By Law

     Notwithstanding anything to the contrary contained in this
Article XVII, in the event any valid, applicable law or regulation of a competent governmental authority having jurisdiction over this franchise and the parties to this Agreement shall limit Franchisor's rights of termination hereunder or shall require longer notice or cure periods than those set forth above, this Agreement shall be deemed amended to conform to the minimum notice or cure periods or restrictions upon termination required by such laws and regulations. Franchisor shall not, however, be precluded from contesting the validity, enforceability or application of such laws or regulations in any action, arbitration, hearing or dispute relating to this Agreement or the termination thereof.


             XVIII.  FURTHER OBLIGATIONS AND RIGHTS
          OF THE PARTIES UPON TERMINATION OR EXPIRATION

18.01 In the event of termination or expiration of this Agreement, whether by reason of default, lapse of time or other cause, Franchisee will cease to be an authorized Center franchisee and will lose all rights to the use of Franchisor's Proprietary Marks, the System, any and all confidential information and know-how owned by Franchisor and any goodwill engendered by the use of Franchisor's Proprietary Marks.

18.02 Upon termination or expiration of this Agreement for whatever reason, Franchisee shall:

     1. Immediately pay all sums due and owing to Franchisor (and any subsidiary, affiliate or designee thereof). Franchisee authorizes Franchisor to deduct from Franchisee's share of Gross
Margin and other amounts due Franchisee funds sufficient to pay
Franchisee's debts and obligations.

     2. Immediately pay all sums due and owing by Franchisee to any lessor, employees, taxing authorities, advertising agencies and all other third parties.


     3. Discontinue the use of the Proprietary Marks, and not thereafter operate or do business under any name or in any manner which might tend to give the general public the impression that it is operating a Center, or any business similar thereto, and Franchisee shall not thereafter use, in any manner, or for any purpose, directly or indirectly, any of: Franchisor's confidential information, trade secrets, procedures, forms, techniques, know-how or materials; any telephone number listed in any telephone directory under the name "Staff Builders" or "ATC", or any similar designation or directory listing which relates to the franchised business; any and all of the systems, procedures, techniques, criteria, concepts, designs, advertising and promotion techniques, product/service specifications, and all other components, specifications and standards which comprise (or in the future may comprise) a part of the System.

     4. Take such action as may be necessary to cancel any assumed name or equivalent registration which contains the Proprietary Mark "ATC", "Staff Builders" or either of the words "Staff" or "Builders", or any other Proprietary Mark of Franchisor within fifteen (15) days following termination or expiration of this Agreement. If Franchisee fails or refuses to do so, Franchisor may, in Franchisee's name and on Franchisee's behalf, execute any and all documents necessary to cause discontinuance of Franchisee's use of the Proprietary Marks, and Franchisor is hereby irrevocably appointed by Franchisee as Franchisee's attorney-in-fact to do so.

     5. In the event of termination of this Agreement for any default by Franchisee, to pay to Franchisor all expenses incurred by Franchisor as a result of the default, including all damages, costs, and expenses, including reasonable attorneys' and experts' fees, which obligation shall give rise to and remain, until paid in full, a lien in favor of Franchisor against any and all of the personal property, furnishings, equipment, signs, fixtures and inventory owned by Franchisee or the franchised business at the time of default and/or against any monies of Franchisee held or otherwise in the possession of Franchisor.

     6. At Franchisor's option, assign to Franchisor any interest which Franchisee has in any lease, sublease, right or entry or easement for the premises of the franchised business.

     7. Strictly comply with the post-term covenant not to compete set forth in Article XV of this Agreement.

     8. Immediately deliver to Franchisor all training or other manuals (including the Manuals, and Supplements thereto) furnished by Franchisor to Franchisee, all computer hardware, software and database material, all permanent and temporary personnel employee and applicant lists (includine applications, W-4 forms, I-9 forms and resumes), customer lists, records and files, all advertising contracts, all sales presentations, sales call reports, applicant traffic reports, price lists, applications, job orders, supplies, video or audio tapes, all forms and other materials or property of Franchisor, and any copies thereof in Franchisee's possession which relate to the operation of the franchised business, and Franchisee shall retain no copy or record of any of the foregoing, except Franchisee's copy of this Agreement, any correspondence between the parties and any other documents which Franchisee reasonably needs for compliance with any provision of law.

     9. Within fifteen (15) days from the date of termination or expiration, arrange with Franchisor for an inventory to be made by Franchisor, at Franchisor's cost, of all of the personal property, fixtures, equipment and supplies of Franchisee, including, without limitation, any and all items bearing the Proprietary Marks, related to the operation of the franchised business. Franchisor shall have the option, to be exercised within thirty (30) days after termination or expiration of this Agreement, to purchase from Franchisee any or all such items at fair market value. For the purposes of this Agreement, "fair market value" is defined to mean depreciated book value. If the parties cannot agree on a fair market value within a reasonable time, an independent appraiser shall be designated by Franchisor, and such appraiser's determination shall be binding. If Franchisor elects to exercise any option to purchase herein provided, it shall have the right to set off all amounts due from Franchisee under this Agreement, and the cost of the appraisal, if any, against any payments therefor.

     10. Immediately execute any and all agreements necessary, in Franchisor's opinion, to effectuate such termination in a prompt and timely manner.

     11. Cease and desist from the use of the telephone number(s) listed in the "Yellow Pages" or "White Pages" of any telephone directories under the name "ATC", "Staff Builders', or any other name confusingly similar thereto or upon demand of Franchisor, direct the telephone company servicing the franchised business to transfer the telephone numbers utilized by or listed for the franchised business in the then-current "Yellow Pages" and "White Pages" of the telephone directory to Franchisor, or to such other person at such location as Franchisor shall direct. If Franchisee shall not promptly so direct the telephone company, Franchisee hereby irrevocably appoints Franchisor as Franchisee's attorney-in-fact to so direct the telephone company to make such transfers.

     12. Continue to abide by those restrictions pertaining to the use of Franchisor's confidential information, trade secrets and know-how set forth in detail in Article VIII of this Agreement.

     13. Maintain continuing responsibility for any outstanding accounts receivable generated and owned by Franchisor, and take all steps requested by Franchisor with regard to collection of such accounts receivable as would be required if this Agreement did not terminate or expire, and continue to assist Franchisor, upon request, to collect accounts receivable generated by the franchised business.

     14. Upon written notice of Franchisor's exercise of its option to accept assignment of Franchisee's lease, immediately take all steps necessary to effectuate the transfer of the lease to Franchisor (or a third party designated by Franchisor) and vacate the premises of the Center.

18.03 The expiration or termination of this Agreement shall be without prejudice to the rights of Franchisor against Franchisee, and such expiration or termination shall not relieve Franchisee of any of its obligations to Franchisor existing at the time of expiration or termination, or terminate those obligations of Franchisee which by their nature survive the expiration or termination of this Agreement.


                     XIX.  WAIVER AND DELAY

19.01 No waiver or delay in Franchisor's enforcement of any breach of any term, covenant or condition of this Agreement shall be construed as a waiver by Franchisor of any preceding or succeeding breach, or any other term, covenant or condition of this Agreement; and, without limitation upon any of the foregoing, the acceptance of any payment specified to be paid by Franchisee hereunder shall not be, nor be construed to be, a waiver of any breach of any term, covenant or condition of this Agreement.


            XX.  FRANCHISOR'S RIGHT TO CURE DEFAULTS

20.01 In addition to all other remedies herein granted, if Franchisee shall default in the performance of any of its obligations, or breach any term or condition of this Agreement, or any related agreement, Franchisor may, at its election, immediately or at any time thereafter, without waiving any claim for breach hereunder and without notice to Franchisee, cure such default on behalf of Franchisee, and the cost to Franchisor thereof shall be deducted from Franchisee's share of Gross Margin, or other income due Franchisee, or shall be due and payable by Franchisee on demand.


                 XXI.  INTEGRATION OF AGREEMENT

21.01 This Agreement, and all ancillary agreements executed contemporaneously herewith constitute the entire agreement between the parties with reference to the subject matter hereof and supercede all prior negotiations, understandings, representations and agreements, if any. Franchisee acknowledges that it is entering into this Agreement, and all ancillary agreements executed contemporaneously herewith as a result of its own independent investigation of the business franchised hereby and not as a result of any representations about Franchisor by its agents, officers or employees which are contrary to the terms herein set forth or which are contrary to the terms of any offering circular, prospectus, disclosure document or other similar document required or permitted to be given to Franchisee pursuant to applicable law.

21.02 This Agreement may not be amended orally, but may be amended only by a written instrument signed by the parties thereto. Franchisee expressly acknowledges that no oral promises or declarations were made to it and that the obligations of Franchisor are confined exclusively to the terms herein. Franchisee understands and assumes the business risks inherent in this enterprise.


                         XXII.  NOTICES

22.01 Any notice required or permitted to be given hereunder shall be in writing; shall be served upon the other party personally, or by certified mail, return receipt requested, postage prepaid; and, shall be effective on the date that delivery thereof is first attempted. Any notice to Franchisor shall be addressed to Franchisor at:

                  ATC Healthcare Services, Inc.
                       1983 Marcus Avenue
                  Lake Success, New York 11042
       Attention: David Savitsky, Chief Operating Officer


22.02 Any notice to Franchisee shall be addressed to Franchisee at:







   Attention:

     Either party to this Agreement may, in writing, upon ten
(10) days notice, inform the other of a new or changed address to which notices hereunder should be sent.


                      XXIII. MISCELLANEOUS

23.01     Construction and Interpretation

     1. The Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Franchise (and/or its principals and affiliates) hereby submit to the jurisdiction of the Courts of the State of New York with respect to any dispute, claim, cause of action or the like arising from or out of this Agreement (or any related Agreement, arrangement or understanding) as if he or she, it or they were residents of the State of New York for purposes of service of proces, and Franchise further agrees that venue in any action, suit, proceeding and the like arising from or out of this Agreement (or any related agreement, arrangement or understanding) shall be laid in Nassau County, New York.

     2. The titles and subtitles of the various articles and sections of this Agreement are inserted for convenience and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants and conditions of this Agreement.

     3. The language in all parts of this Agreement shall in all cases be construed simply according to its fair and plain meaning and not strictly for or against Franchisor or Franchisee.

     4. It is agreed that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

     5. Since the words "Franchisor" and "Franchisee" herein may be applicable to one or more parties, the singular shall include the plural, and the masculine shall include the feminine and neuter. If there shall be more than one (1) party or person referred to as Franchisee hereunder, then their obligations and liabilities hereunder shall be joint and several.

23.02     Severability

     Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be modified to the extent necessary to bring it within the requirements of the law. If any court of appropriate jurisdiction deems any provision hereof (other than for the payment of money) unreasonable, said court may declare a reasonable modification hereof and this Agreement shall be valid and enforceable, and the parties hereto agree to be bound by and perform the same, as thus modified.

     If any provision, specification, standard, reimbursement or payment method, operating procedure or similar matter set forth in this Agreement, or otherwise applicable to the operation of the franchise granted hereby, is held to be unreasonable or unenforceable and such holding(s) fundamentally alter the nature and operation of the franchise granted hereby, Franchisor shall have the right at its sole option to terminate this Agreement on the ground of such commercial impracticality without further liability or responsibility to Franchisee, provided, however, that Franchisor shall exercise such right in good faith and only in such jurisdiction(s) in which such impracticability in performance or operation exists.


                   XXIV.  COSTS OF ENFORCEMENT

24.01 Franchisor shall be entitled to recover from Franchisee reasonable attorneys' fees, experts' fees, court costs and all other expenses of litigation in any action instituted against Franchisee in order to secure or protect those rights inuring to Franchisor under this Agreement, or to enforce the terms thereof.


                   XXV.  LIABILITY OF MULTIPLE
                  OWNERS -- PERSONAL GUARANTEES

25.01 If Franchisee consists of more than one person, each proprietor, partner or shareholder of Franchisee shall be jointly and severally liable for performing the duties and obligations assumed by Franchisee hereunder.

25.02 Each proprietor, partner, officer, director and/or shareholder (as the case may be) of Franchisee agrees to be bound by all of the terms and conditions of this Franchise Agreement, and does hereby agree to perform all of the duties and obligations required of Franchisee, and does hereby personally guarantee all of Franchisee's obligations set forth in this Agreement, and all other agreements between Franchisor and Franchisee.


                         XXVI.  SURVIVAL

26.01 Any provision of this Agreement, which imposes an obligation following the termination or expiration hereof shall survive such termination or expiration and shall continue to be binding upon the parties hereto.


                    XXVII.  ACKNOWLEDGEMENTS

27.01 Franchisee acknowledges, warrants and represents to Franchisor that:

     1. No representation has been made by Franchisor (or any employee, agent or salesperson thereof) and relied upon by Franchisee as to the future or past income, expenses, sales volume or potential profitability, earnings or income of the Center franchised hereby, or any other ATC Healthcare Services Center other than the information provided in Item XIX, if applicable, to Franchisor's Offering Circular.

     2. Prior to the execution of this Agreement, Franchisee has had the opportunity to contact all existing franchisees of Franchisor.

     3. Franchisee has had the opportunity to independently investigate, analyze and construe both the business opportunity being offered hereunder, and the terms and provisions of this Agreement utilizing the services of counsel, accountants or other advisors.

     4. No representation or statement has been made by Franchisor (or any employee, agent or salesperson thereof) and relied upon by Franchisee regarding the anticipated income, earnings and growth of Franchisor, or the viability of the business opportunity being offered hereunder.

     5. Franchisor has certain rights reserved to it to own and operate Centers and other business centers; to franchise other Centers and other business centers; and, to otherwise use the System, Proprietary Marks, know-how, techniques and procedures, all as expressly set forth in this Agreement.

     6. Franchisee has received from Franchisor a copy of Franchisor's Offering Circular, together with a copy of all proposed agreements relating to the sale of the franchise, at least ten (10) business days prior to the execution to this Agreement or at least ten (10) days prior to the payment by Franchisee to Franchisor of any consideration in connection with the sale or proposed sale of the franchise granted hereby.

     7. No representation or statement has been made by Franchisor (or any employee, agent or salesperson thereof) and relied upon by Franchisee regarding Franchisee's ability to procure any required license or permit that may be necessary to the offering of one or more of the services contemplated to be offered hereby.

     8. Franchisee has been advised to consult with its own advisors with respect to the legal, financial and other aspects of this Agreement, the business franchised hereby, and the prospects for that business. Franchisee has either consulted with such advisors or has deliberately declined to do so.

     9. The covenants not to compete set forth in this Agreement are fair and reasonable, and will not impose any undue hardship on Franchisee, since Franchisee has other considerable skills, experience and education which afford Franchisee the opportunity to derive income from other endeavors.






  THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY

XVIII.  SUBMISSION OF AGREEMENT


28.01 The submission of this Agreement does not constitute an offer. This Agreement shall become effective only upon the execution hereof by Franchisor and Franchisee. The date of execution by the Franchisor shall be considered the date of execution. THIS AGREEMENT SHALL NOT BE BINDING ON FRANCHISOR UNLESS AND UNTIL IT SHALL HAVE BEEN ACCEPTED AND SIGNED BY AN AUTHORIZED OFFICER OF FRANCHISOR.

FRANCHISEE HAS READ ALL OF THE FOREGOING AGREEMENT AND HEREBY
ACCEPTS AND AGREES TO EACH AND ALL OF THE PROVISIONS, COVENANTS
AND CONDITIONS THEREOF.



Dated:                        FRANCHISEE:


Attest:




Witness/Date


Attest:




Witness/Date



Dated:                        FRANCHISOR:

                              ATC HEALTHCARE SERVICES, INC.
Attest:



By:                           By:










EXHIBIT A

TERRITORY